SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rul 14a-6(e) (2))
[ ]   Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

FIRST NATIONAL BANKSHARES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):

[ ]	No fee required.
[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1)	Title of each class of securities to which transaction applies:
COMMON STOCK
(2)	Aggregate number of securities to which transaction applies:
171,455
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$ 21.70, which is the per share price to be paid in the transaction subject to this Schedule 14A filing
(4)	Proposed maximum aggregate value of transaction:
$3,720,574
(5)	Total fee paid:
$744.00
[X]	Fee paid previously with preliminary materials.
[X]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:
$0.00
(2)	Form, Schedule or Registration Statement No.:
SCHEDULE 14A
(3)	Filing Party:
FIRST NATIONAL BANKSHARES CORPORATION
(4)	Date Filed:
OCTOBER 30, 2003

[To Be Placed On Holding Company Letterhead]

November ___, 2003

Dear Stockholder(s) of First National Bankshares Corporation:

We are writing to tell you about an exciting transaction that First National Bankshares Corporation is in the process of undertaking. The Board of Directors is pleased to announce that it has approved a corporate reorganization that will enable all stockholders who own less than 1,500 shares to receive cash for their shares in the amount of $21.70 per share. In technical terms, the holding company will engage in a merger transaction with a “shell” entity that will result in stockholders who own less than 1,500 shares receiving cash for their shares in the amount of $21.70 per share. As a result of this “going private” transaction, First National will substantially reduce its total number of stockholders, which will allow it to eliminate costly Securities and Exchange Commission reporting.

Before we undertake that transaction though, the stockholders must vote and approve it. Therefore, we are calling a Special Meeting of Stockholders to be held on __________, December ____, 2003 to ask you to vote and approve the reorganization. In conjunction with the meeting, you and all other stockholders are receiving the same types of materials you customarily receive prior to the Special Meeting including a formal notice announcing the Special Meeting and a proxy with which to cast your vote. Additionally, you and all other stockholders are being provided with a comprehensive disclosure document that explains in detail the transaction and why it is beneficial to our organization. That information also explains how you and all other non-controlling stockholders will receive cash for shares.

We hope that you are excited about this opportunity. We look forward to seeing you in December.

Sincerely,

L. Thomas Bulla
President and CEO

FIRST NATIONAL BANKSHARES CORPORATION
One Cedar Street, Drawer 457
Ronceverte, West Virginia 24970

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD __________, DECEMBER ____, 2003

TO OUR STOCKHOLDERS:

      The Special Meeting of Stockholders of First National Bankshares Corporation, a West Virginia corporation ("First National"), will be held at First National's main office located at One Cedar Street, Ronceverte, West Virginia at ____, local time, on __________, December ____, 2003, for the following purposes:

      (1)    To approve the Agreement and Plan of Merger dated as of October ____, 2003, by and between First National and FNB Merger Corporation, a West Virginia corporation ("Merger Corp."), pursuant to which Merger Corp. will merge with and into First National with First National being the surviving corporation (the "Merger"), and each of the transactions contemplated thereby, including, without limitation, the Merger; and

      (2)    To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of First National common stock, par value $1.00 per share, at the close of business on November __, 2003 are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of November ___, there were 985,055 shares of First National common stock outstanding. The accompanying Proxy Statement is dated November __, 2003, and is being first mailed to stockholders on or about November __, 2003.

     Stockholders are cordially invited to attend the meeting in person. Whether planning to attend the meeting or not, stockholders are urged to complete, date and sign the enclosed Proxy and to return it promptly. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Special Meeting. Proxies may be revoked by delivering to Mr. Charles A. Henthorn, Secretary, One Cedar Street, Drawer 457, Ronceverte, West Virginia 24970, a written notice of revocation bearing a later date than the Proxy, by duly executing and delivering to the Secretary a subsequently dated Proxy relating to the same shares or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy). The enclosed, addressed envelope requires no postage if mailed in the United States.

November __, 2003	By order of the Board of Directors, Charles A. Henthorn Secretary

YOUR VOTE IS IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS
TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE
INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                                       TABLE OF CONTENTS

Agreement and Plan of Merger ............................................................Annex A
Opinion of Southard Financial............................................................Annex B
Sections 31D-13-13.01 et seq. of the West Virginia Business Corporation Act .............Annex C

                                                               i

CERTAIN DEFINITIONS

     As used in this proxy statement, “First National,” “we,” “our,” “ours,” “us” and the “Company” refer to First National Bankshares Corporation and all of its subsidiaries. “Merger Corp.” refers to FNB Merger Corporation, and “merger agreement” refers to the Agreement and Plan of Merger dated as of October ___, 2003, by and between First National and Merger Corp.

SUMMARY TERM SHEET

THE FOLLOWING SUMMARY TERM SHEET, TOGETHER WITH THE “QUESTIONS AND ANSWERS ABOUT THE MEETING” AND “QUESTIONS AND ANSWERS ABOUT THE MERGER” FOLLOWING THIS SUMMARY TERM SHEET, HIGHLIGHT SELECTED INFORMATION FROM THE PROXY STATEMENT ABOUT OUR PROPOSED MERGER AND THE SPECIAL MEETING. THIS SUMMARY TERM SHEET AND THE QUESTION AND ANSWER SECTIONS MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND AND FOR A MORE COMPLETE DESCRIPTION OF THE MERGER AND THE OTHER MATTERS ON WHICH YOU WILL VOTE, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND ALL OF ITS ANNEXES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, WE HAVE DIRECTED YOUR ATTENTION IN PARENTHESES TO THE LOCATION IN THIS PROXY STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF EACH ITEM LISTED BELOW.

THE MERGER

THE MERGER AGREEMENT.  (Page __)

     On October __, 2003, we signed the merger agreement, under which Merger Corp., a newly-formed West Virginia corporation, would merge with First National. Under the terms of the merger agreement, if the merger is completed:

     o      First National stockholders holding fewer than 1,500 shares of First National stock as of the effective date of the merger will receive a cash payment of $21.70 per share.

     o      First National stockholders holding 1,500 or more shares as of the effective date of the merger will continue to hold their First National shares.

     o      the officers and directors of First National at the effective time of the merger will be the officers and directors of First National immediately after the merger.

THE PARTIES. (Page __)

      o      First National is a West Virginia corporation and bank holding company.

      o      Merger Corp. is a recently-formed West Virginia corporation organized for the sole purpose of the merger.

      o       The principal executive offices of both First National and Merger Corp. are located at One Cedar Street, Ronceverte, West Virginia 24970.

      o       The telephone number for both First National and Merger Corp. is (304) 647-4500.

VOTE REQUIRED. (Page __)

     Approval of the merger agreement requires the approval of the holders of at least a majority of the shares of First National common stock entitled to vote at the Special Meeting.

EFFECTS OF THE MERGER.  (Page __)

      As a result of the merger:

     o      The registration of First National common stock under the Securities Exchange Act of 1934 will terminate. Because of this, the reorganization is considered a “going private” transaction;

     o      cashed-out stockholders will no longer have an interest in or be a stockholder of First National and, therefore, they will not be able to participate in First National’s future earnings and growth, if any;

     o      the number of record stockholders will be reduced from approximately 624 to approximately 167, and the number of outstanding shares of First National common stock will decrease from 985,055 to approximately 813,600;

     o      the percentage of ownership of common stock of First National beneficially held by the current officers and directors of First National as a group will increase from 17.6% to approximately 21.0%;

     o      aggregate stockholders’ equity of First National as of June 30, 2003, will be reduced from $13,041,000 on a historical basis to approximately $9,102,000 on a pro forma basis;

     o      the book value per share of common stock as of June 30, 2003, will be reduced from approximately $13.26 per share on a historical basis to approximately $11.21 per share on a pro forma basis;

     o      First National’s capital will be reduced, including a decrease in First National’s Tier 1 capital as of June 30, 2003, from $12,903,000 on a historical basis to $11,953,000 on a pro forma basis;

     o      diluted net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2002, will increase from $1.16 on a historical basis to $1.28 on a pro forma basis; and

     o      diluted net income per share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2003, will increase from $0.65 on a historical basis to $0.72 on a pro forma basis.

REASONS FOR THE MERGER.  (Page __)

     Our primary reason for the merger is that after the merger our shares will no longer be registered under the Securities Exchange Act and we will therefore no longer incur the costs of maintaining our registration. For more information on our reasons for the merger, please see page ___ of this proxy statement.

BACKGROUND OF THE MERGER PROPOSAL.  (Page __)

     Please see “SPECIAL FACTORS - Background of the Merger Proposal” on page __ for a discussion of the events leading up to the signing of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER.  (Page __)

      The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

      o      approval of the merger agreement by the holders of at least a majority of the shares entitled to vote at the Special Meeting; and

     o      no litigation is pending regarding the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES.  (Page __)

     The receipt of cash by certain stockholders in the merger will be taxable for federal income tax purposes.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON YOUR OWN SITUATION. TO REVIEW THE MATERIAL TAX CONSEQUENCES IN GREATER DETAIL, PLEASE READ THE DISCUSSION UNDER “SPECIAL FACTORS - CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES."

APPRAISAL RIGHTS.  (Page __)

     Under West Virginia law, you are entitled to dissent from the merger and you may have appraisal rights in connection with the merger. To exercise your appraisal rights, you must comply with all procedural requirements of West Virginia law. A description of the relevant sections of West Virginia law is provided in “PROPOSAL ONE - Appraisal Rights” on page __, and the full text of the sections is attached as Annex C to this document. FAILURE TO TAKE ANY STEPS REQUIRED BY WEST VIRGINIA LAW MAY RESULT IN A TERMINATION OR WAIVER OF YOUR APPRAISAL RIGHTS.

VALUATION OF COMMON STOCK.  (Page __)

     Southard Financial has delivered to the Board of Directors of First National its written valuation, dated September 18, 2003, to the effect that, as of September 30, 2003, the Company’s common stock is worth $21.70 per share. You should carefully read the discussion under “SPECIAL FACTORS - Valuation of Financial Advisor” on page ___.

SOURCES OF FUNDS; FINANCING OF THE MERGER.  (Page __)

     We estimate that the total funds required to fund the payment of the consideration to be paid to cashed-out stockholders and to pay fees and expenses relating to the merger will be approximately $3,882,000. These amounts will be paid for through the issuance of trust preferred securities and through available working capital of First National Bank of Ronceverte.

RECOMMENDATION OF THE BOARD OF DIRECTORS.  (Page __)

     The Board of Directors of First National believes that the merger agreement is fair to and in the best interests of First National and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously recommends that stockholders of First National vote “For” the approval of the merger agreement. As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is a director or executive officer of First National or the beneficial owner of 10% or more of First National’s outstanding shares, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder. First National’s directors have indicated that they will vote all of their shares of First National stock in favor of the merger agreement. As of November __, 2003, the directors and executive officers of First National beneficially owned a total of 157,517 shares of First National stock, or approximately 16.0% of the total shares entitled to vote at the Special Meeting. See “Security Ownership of Certain Beneficial Owners and Management.” No other stockholders have disclosed to First National how they intend to vote on this matter.

THE SPECIAL MEETING

     The Special Meeting of Stockholders of First National will be held at First National's main office located at One Cedar Street, Ronceverte, at _____, local time, on ______, December ____, 2003. At the Special Meeting, you will be asked to consider the following proposal:

     o      the approval of the merger agreement, pursuant to which Merger Corp. will merge with and into First National with First National being the surviving corporation, and each of the transactions contemplated thereby, including the merger.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:    WHY DID YOU SEND ME THIS PROXY STATEMENT?

A:    We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your votes for use at a Special Meeting of Stockholders.

     This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy sheet.

     We will begin sending this proxy statement, Notice of Special Meeting and the enclosed proxy card on or about November ____ to all stockholders entitled to vote. Holders of our common stock are entitled to vote at the Special Meeting. The record date for those entitled to vote is November __. On November __, there were 985,055 shares of our common stock outstanding. Stockholders are entitled to one vote for each share of common stock held as of the record date.

Q:    WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A:    The Special Meeting will be held at First National's main office located at One Cedar Street in Ronceverte, West Virginia at ____, local time, on ______, December __, 2003.

Q:    WHAT AM I BEING ASKED TO VOTE ON?

A:    You are being asked to vote on the approval of the merger agreement between First National and Merger Corp., pursuant to which Merger Corp. will merge with and into First National. As a result of the merger, all stockholders owning less than 1,500 shares of First National stock will receive $21.70 for each share that they own. After the merger, First National intends to “go private” and end its reporting obligations with the SEC.

Q:    WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A:    All holders of our common stock and other interested persons may attend the Special Meeting in person. However, only holders of our common stock of record as of November __, 2003 may cast their votes in person or by proxy at the Special Meeting.

Q:    WHAT IS THE VOTE REQUIRED?

A:    The vote required for the proposal is as follows:

            o      THE MERGER AGREEMENT. The proposal to approve the merger agreement must receive the                                   affirmative vote of the holders of at least a majority of the shares of First National common stock entitled to vote at the Special Meeting.

Q:     WHO IS SOLICITING MY PROXY?

A:     The Board of Directors of First National.

Q:     WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS REGARDING THE PROPOSALS?

A:     Our Board of Directors has determined that the merger is advisable and in the best interests of First National and its stockholders. Our Board of Directors has, therefore, unanimously approved the merger agreement and recommends that you vote “FOR” approval of this matter at the Special Meeting.

Q:     WHAT DO I NEED TO DO NOW?

A:     Please sign, date and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the Special Meeting.

Q:     IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:     Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q:     CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the Special Meeting or simply attend the Special Meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:     WHAT IF I DON'T SEND BACK A PROXY SHEET OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A:     If you don’t return your proxy sheet or vote your shares in person at the Special Meeting, each of those shares will be treated as a not present at the Special Meeting and will have substantially the same effect as a vote against the merger.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:     No. After the merger is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

Q:     WHAT WILL I RECEIVE IN THE MERGER?

A:     If you own fewer than 1,500 shares of First National common stock as of the effective date of the merger, you will receive $21.70 in cash for each share you own. If you own 1,500 or more shares of First National common stock as of the effective date of the merger (and you do not exercise appraisal rights as discussed on page __), you will not receive anything in the merger and will continue to hold your shares of First National common stock. The merger agreement has specific provisions regarding the treatment of shares held in street name. Please read the discussion under “PROPOSAL ONE - The Merger Agreement - Conversion of Shares in the Merger” for a description of these provisions as well as the terms of the merger agreement.

Q:     WHAT IF I HOLD SHARES IN STREET NAME?

A:     Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to receive the cash amount payable in the merger only if you certify to First National that the total number of shares you hold (whether of record or in street name) is fewer than 1,500. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under “PROPOSAL ONE - The Merger Agreement - Conversion of Shares in the Merger” on page ___ for a description of these provisions as well as the terms of the merger agreement.

Q:     HOW WILL FIRST NATIONAL BE OPERATED AFTER THE MERGER?

A:     After the merger, First National will be a privately-held company. First National expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. The First National Board believes the going-private transaction is consistent with First National’s vision of maintaining an independent banking strategy. As a result of the merger, stockholders of First National who receive cash for their shares in the merger will no longer have a continuing interest as stockholders of First National and will not share in any future earnings and growth of First National, if any.

Q:     WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:     We are working toward completing the merger as quickly as possible and we expect the merger to be completed shortly after the Special Meeting.

Q:     WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A:     The receipt of cash in the merger will be taxable for federal income tax purposes. Stockholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. To review the material tax consequences in greater detail, please read the discussion under "SPECIAL FACTORS - Certain U.S. Federal Income Tax Consequences" on page __.

SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION OF FIRST NATIONAL

     The following summary historical consolidated financial data for First National for the fiscal years ended December 31, 2000, 2001 and 2002 was derived from the audited consolidated financial statements of First National. The unaudited historical consolidated financial data of First National as of and for the six months ended June 30, 2002 and 2003 was derived from First National’s unaudited interim consolidated financial statements which, in the opinion of management of First National, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The income statement data for the six months ended June 30, 2003 is not necessarily indicative of results that might be expected for a full year. This financial information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of First National and the notes thereto included in our 2002 Annual Report to Stockholders and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and the “Selected Historical Financial Data” included elsewhere in this proxy statement.

                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                          YEAR ENDED DECEMBER 31,          (Unaudited)
                                         ------------------------
                                         2000      2001     2002          2002        2003
                                         -----    ------   ------        ------      ------

CONSOLIDATED INCOME STATEMENT DATA:

         Total interest income          $8,761    $9,224   $8,692        $4,334      $4,216
         Total interest expense          4,079     4,123    2,925         1,524       1,167
         Net interest income             4,682     5,101    5,767         2,810       3,049
         Income before income taxes      1,638     1,772    1,713           523         974
         Income tax expense                538       572      569           154         328
         Net Income                      1,100     1,200    1,144           369         646

PER SHARE INFORMATION:

         Basic earnings per share        $1.14     $1.23    $1.16         $0.38       $0.66
         Diluted earnings per share       1.13      1.22     1.16          0.37        0.65
         Dividends per share              0.52      0.54     0.46          0.25        0.27
         Weighted average common
            shares outstanding for
            diluted earnings per share
            calculation                972,575   981,215  984,782       984,901     986,552

CONSOLIDATED BALANCE SHEET DATA:
                                                                              JUNE 30, 2003
                                                                             --------------

         Total assets                 $114,875  $131,319  $151,808                 $162,885
         Stockholders' equity           10,986    11,822    12,579                   13,041
         Tier 1 capital                 11,027    11,810    12,523                   12,903

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma consolidated income statement data of First National for the six months ended June 30, 2003 give effect to the merger as if it had occurred on January 1, 2003, and the unaudited pro forma consolidated income statement data for the year ended December 31, 2002, give effect to the merger as if it had occurred on January 1, 2002. The unaudited consolidated balance sheet data of First National at June 30, 2003 gives effect to the merger as if it had occurred on January 1, 2003. You should read the summary unaudited pro forma financial information in conjunction with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. As described in such assumptions, the pro forma financial data assumes that 171,455 shares of First National common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what First National’s actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by First National in the future.

                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                SIX MONTHS
                                            YEAR ENDED             ENDED
                                            DECEMBER 31,           JUNE 30,
                                                2002                2003
                                         ------------------    -----------------

CONSOLIDATED INCOME STATEMENT DATA:

         Total interest income                $8,772                $4,246
         Total interest expense                3,175                 1,292
         Net interest income                   5,597                 2,954
         Income before income taxes            1,543                   879
         Income tax expense                      502                   290
         Net Income                            1,041                   589

PER SHARE INFORMATION:

         Basic earnings per share              $1.28                 $0.73
         Diluted earnings per share             1.28                  0.72
         Dividends per share                    0.46                  0.27
         Weighted average common shares
            outstanding for diluted
            earnings per share calculation   813,327               815,097

BALANCE SHEET DATA:
                                                              JUNE 30, 2003
                                                            ---------------

         Total assets                                             $164,887
         Stockholders' equity                                        9,102
         Tier 1 capital                                             11,953

SELECTED PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical per share financial information for First National and unaudited pro forma per share financial information for First National giving effect to the merger as if it had been consummated as of June 30, 2003, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of First National, including the related notes thereto, and (ii) the unaudited Pro Forma Consolidated Financial Statement, including the assumptions and notes thereto, contained elsewhere in this proxy statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes and the “Selected Historical Financial Data” included elsewhere in this proxy statement and the consolidated financial statements of First National and the notes thereto included in our 2002 Annual Report to Stockholders and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 171,455 shares of First National common stock are redeemed in connection with the merger. The pro forma information set forth below is not necessarily indicative of what First National’s actual financial position or results of operations would have occurred had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by First National in the future.

                                                                      AS OF AND
                                                                       FOR THE
                                                                         SIX
                                            AS OF AND FOR THE YEAR      MONTHS
                                              ENDED DECEMBER 31,         ENDED
                                           ------------------------     JUNE 30,
                                            2000     2001     2002        2003
                                           ------   ------   ------      ------
FIRST NATIONAL - HISTORICAL:
    Earnings per common share from
       continuing operations
           Basic                         $  1.14  $  1.23  $  1.16      $  0.66
           Diluted                          1.13     1.22     1.16         0.65
    Dividends per common share              0.52     0.54     0.46         0.27
    Book value per common share (1)        11.31    12.04    12.79        13.26
FIRST NATIONAL - PRO FORMA:
    Earnings per common share from
       continuing operations (2)
           Basic                                              1.28         0.73
           Diluted                                            1.28         0.72
    Dividends per common share                                0.46         0.27
    Book value per common share (3)                                       11.21
(1)	Historical book value per share is computed by dividing stockholders' equity at December 31, 2000, 2001 and 2002, and June 30, 2003, by the number of common shares outstanding at the end of the respective periods excluding any shares held in treasury.
(2)	Pro forma earnings per share from continuing operations is computed by dividing pro forma net income from continuing operations by the historical weighted average shares outstanding for the respective periods less the 171,455 shares of First National common stock assumed to be redeemed in the merger.
(3)	Pro forma book value per share of First National is computed by dividing pro forma stockholders equity at June 30, 2003, by the number of common shares outstanding at the end of the period less the 171,455 shares of First National common stock assumed to be redeemed in the merger.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

In December 2001, First National received approval for listing on the Over-The-Counter Bulletin Board (“OTCBB”), which is sponsored by NASDAQ. Prior to its listing on the OTCBB, First National common stock predominantly was traded on a limited basis in privately negotiated transactions. The following table sets forth the high and low closing prices for First National stock for 2001, 2002 and 2003 as derived from various external resources believed to be accurate:

                                                                         CASH
                                                                       DIVIDENDS
                  2001                                    PRICE        DECLARED
                 ------                                 --------       ---------
                                                     High        Low

         First Quarter..............................$16.00     $16.00     $0.13
         Second Quarter..............................17.50      16.00      0.12
         Third Quarter...............................17.50      17.25      0.14
         Fourth Quarter..............................17.50      15.00      0.15

                   2002
                  -----

         First Quarter .............................$18.00     $16.50     $0.13
         Second Quarter..............................18.00      17.50      0.12
         Third Quarter ..............................17.50      16.50      0.07
         Fourth Quarter .............................17.45      16.50      0.14

                  2003
                  ------

         First Quarter .............................$18.35      $15.90    $0.14
         Second Quarter..............................18.90       17.50     0.13

As of November __, 2003, we had approximately 624 stockholders, including registered holders and beneficial owners of shares held in street name.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     “FORWARD LOOKING STATEMENTS” ARE THOSE STATEMENTS THAT DESCRIBE MANAGEMENT’S BELIEFS AND EXPECTATIONS ABOUT THE FUTURE. WE HAVE IDENTIFIED FORWARD-LOOKING STATEMENTS BY USING WORDS SUCH AS “ANTICIPATE,” “BELIEVE,” “COULD,” “ESTIMATE,” “MAY,” “EXPECT,” AND “INTEND.” ALTHOUGH WE BELIEVE THESE EXPECTATIONS ARE REASONABLE, OUR OPERATIONS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED IN THIS PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, THESE TYPES OF STATEMENTS MAY PROVE TO BE INCORRECT. FURTHER, THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, DO NOT APPLY TO THE MERGER.

INTRODUCTION

GENERAL

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of First National for use at the Special Meeting of Stockholders to be held on __________, December __, 2003, at the time and place and for the purposes set forth in the accompanying Notice and at any recess or adjournments thereof. The original solicitation will be made by mail. The total expense of such solicitation will be borne by First National and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of Proxies may be made personally, electronically or by telephone following the original solicitation. All further solicitation will be by regular employees of First National, who will not be additionally compensated therefor.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Special Meeting. Proxies may be revoked by delivering to the Secretary of First National, Mr. Charles A. Henthorn, One Cedar Street, Drawer 457, Ronceverte, West Virginia 24970, a written notice of revocation bearing a later date than the Proxy, by duly executing and delivering to the Secretary a subsequently dated Proxy relating to the same shares or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy).

     All shares entitled to vote represented by a properly executed and unrevoked Proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted FOR the proposal to approve the merger agreement. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof, except that discretionary authority on the part of the Proxies will be limited to matters of which we did not have notice a reasonable time before our mailing of this Proxy Statement and the Proxy. The Proxy Statement and Proxy are being mailed to stockholders on or about November __, 2003.

ANNUAL REPORT AND QUARTERLY REPORT

     First National’s Annual Report to Stockholders for the fiscal year ended December 31, 2002, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 are available upon request from First National.

PERIODIC REPORT

      On October 30, 2003 First National filed a form 8-K reporting its earnings for the quarter and the nine month period ended September 30, 2003. This periodic report is available upon request from First National.

VOTING OF SHARES

     Holders of record of common stock of First National at the close of business on November __, 2003, the record date for those entitled to notice of the meeting, will be entitled to vote at the Special Meeting. The proposal to approve the merger agreement must receive the affirmative vote of a majority of the shares of First National common stock entitled to vote at the Special Meeting. With respect to any matter other than the approval of the merger agreement, the vote of the holders of a majority of the shares entitled to vote shall be the act of the stockholders, unless the vote of a different number is required by the West Virginia Business Corporation Act or the Articles of Incorporation of First National. As of the record date, there were 985,055 issued and outstanding shares of common stock held of record by approximately 624 stockholders.

     As of November __, 2003, the officers, directors and principal stockholders of First National beneficially owned a total of approximately 17.6% of the outstanding common stock of First National. The officers and directors of First National together beneficially own approximately 17.6% of the outstanding common stock of First National. Each share of common stock is entitled to one vote on the matters presented at the meeting. The officers and directors of First National have indicated that their respective shares will be voted in favor of approval of the merger agreement. No other stockholders have disclosed to First National how they intend to vote on these matters.

QUORUM

     A quorum for the transaction of business at the Special Meeting consists of holders of a majority of the outstanding shares of First National’s common stock, present in person or by proxy. In the event that less than a majority of the outstanding shares are present at the Special Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Special Meeting from time to time without further notice, until a quorum shall be present or represented. The Proxies will not use their discretionary authority to adjourn or postpone the Special Meeting in order to solicit additional proxies.

     Abstentions and broker non-votes (shares held by broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum at the Special Meeting. For all other matters, an abstention from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters.

PROXIES

     Stockholders may vote at any meeting of the stockholders by proxies duly authorized in writing. Proxies with rubber stamped facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a photographic, photo-static, facsimile or similar reproduction of an executed proxy from the stockholder. Proxies meeting these requirements submitted at any time prior to the votes being taken during the Special Meeting will be accepted.

SPECIAL FACTORS

BACKGROUND OF THE MERGER PROPOSAL

     Of First National’s approximately 624 current record stockholders, approximately 457 hold fewer than 1,500 shares. Collectively, the approximately 457 record holders holding fewer than 1,500 shares (approximately 73.2% of all record holders) own an aggregate of approximately 171,455 shares, representing approximately 17.4% of First National’s outstanding shares. The Board and First National’s management are of the view that the recurring expense and burden of maintaining so many small stockholder accounts coupled with the costs associated with maintaining registration of First National’s common stock under Section 12 of the Securities Exchange Act is not cost efficient for First National. Additionally, First National believes that there is a very limited market for the shares of First National’s common stock and that First National’s stockholders derive little benefit from First National’s status as a publicly-reporting corporation.

     In making this determination, the Board of Directors considered other means of achieving the same result but rejected these alternatives because the Board believed that the Merger Proposal would be simpler and less costly. These alternatives were:

     o    A TENDER OFFER AT A SIMILAR PRICE PER SHARE. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective and reducing recurring costs. The Board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares.

     o    A REVERSE STOCK SPLIT. This alternative would accomplish the objective of reducing the number of record stockholders, assuming approval of the reverse stock split by First National’s stockholders. In a reverse stock split, First National would acquire the interests of the cashed-out stockholders pursuant to an amendment to First National’s Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out stockholders would own less than one full share of First National common stock. First National would then distribute cash for the resulting fractional share interests. Although the reverse stock split and the merger would both achieve the same objective of reducing the number of record stockholders, the Board chose to engage in the merger after reviewing both options with counsel.

     The Merger Proposal is being made at this time because the sooner the proposal can be implemented, the sooner First National will cease to incur the expenses and burdens and the sooner stockholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

     After consideration of the various alternatives described above, the Board determined that the Merger Proposal was the best choice for the stockholders and First National. Significantly, First National estimates that following the proposed merger approximately 167 stockholders of record will remain, comfortably below the maximum of 299 stockholders of record necessary to suspend registration under federal securities laws.

     On January 31 and February 1, 2003, the Board held meetings with legal counsel to review and evaluate long-range planning alternatives for First National, including, among other matters, a potential stock repurchase transaction (which could have, but would not have necessarily, constituted a going-private transaction). First National’s legal counsel reviewed with the Board various alternative means of effecting such a transaction as well as the Board’s fiduciary duties in connection with the transaction. First National’s legal counsel also discussed with the Board various other corporate and securities law matters applicable to the transaction. After consideration of these various matters, the Board determined that, if it were to go forward with a going-private transaction, it would most likely be in the form of a merger transaction.

     The Board discussed First National’s proposed options: engaging in a stock repurchase plan, engaging in a going private transaction or doing nothing. The Committee determined the following with regard to each option:

     Stock repurchase plan. The Committee believed that the stock repurchase plan would provide liquidity to the stockholders, reduce the number of shares that the Company had outstanding as well as allow First National to remain a community bank holding company. However, the stock repurchase plan would reduce the Company’s capital without substantially reducing its costs since First National would still be forced to comply with the SEC’s regulations for reporting companies.

     Going private. The Committee determined that the positive aspects of going private included eliminating SEC reporting and reducing the number of stockholders thereby reducing First National’s costs for securities compliance and mailings to stockholders. Additionally, a going private transaction would provide liquidity to a large number of its stockholders with no brokerage fees. Finally, such a transaction could be structured so that small stockholders could cash out at a control premium. The negative to the going private transaction would be that the stockholders could have a negative perception of First National as a result of the transaction and that such a large number of shares being bought at one time could drive down the price of First National’s stock.

     Do nothing. The Committee determined that the positives to doing nothing were that there would remain some limited liquidity in First National’s stock and First National would continue to know its mostly local stockholders. Additionally, First National would continue to operate as a community bank holding company. The negatives to doing nothing were that the stockholders still would be unable to trade their stock freely and First National would remain responsible for ever-increasing securities compliance costs, especially in light of recent legislation and expected regulation. This would result in a reduction in the cash flow of First National.

     On April 22, 2003, Chairman Ronald B. Snyder and the Board of Directors discussed the analysis provided by legal counsel regarding a potential going private transaction. After a lengthy discussion regarding going private, it was determined that the Board needed additional time to review a going private analysis and that the issue would be brought up at a later date.

     On May 22, 2003, the Board had a lengthy discussion regarding the positive and negative aspects of a potential going private transaction. The Board instructed management to provide additional financial projections regarding a potential going private transaction as well as an analysis of the potential number of stockholders who could be impacted by the transaction. The Board also discussed economic and social issues which would be raised as a result of the potential going private transaction.

     On June 24, 2003, the Board had another lengthy discussion regarding the potential going private transaction. The company’s management presented financial projections, information on the number of stockholders who could be effected by the transaction, potential cost savings and information from other companies that have undertaken similar transactions. It was determined that legal counsel should be requested to attend a special Board meeting on August 15, 2003, to discuss these issues further.

     On August 15, 2003, motion was made to take a vote regarding a potential going private transaction. The motion to go private was unanimously approved by the Board of Directors.

     At the same Board meeting, the Board had a lengthy discussion about the potential issuance of trust preferred securities as a funding source of the going private transaction. The Board of Directors determined that the use of trust preferred securities would be a sound way to fund the upcoming going private transaction. The Board also discussed engaging an advisor to provide a valuation of the company’s stock.

     On September 4, 2003, the Board engaged Southard Financial to provide the valuation and opinion of First National’s common stock as of September 30, 2003, and a fairness opinion.

     On September 18, 2003, Southard Financial delivered to the Board its written valuation of First National’s common stock as of September 30, 2003. The Board reviewed the basis for and the methodology used in deriving its valuation. Southard Financial determined that the fair value of each share of First National common stock would be based on a controlling interest of First National. Southard’s valuation indicated that as of September 30, 2003, the fair value of First National’s common stock was $21.70 per share on a controlling interest basis.

     At the same Board meeting, the directors unanimously determined, after giving careful consideration to a number of factors, to utilize the valuation price of $21.70 per share in the transaction and that the merger agreement and the merger were fair to, and in the best interests of, First National and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously approved the merger agreement and the merger. Subsequently, the whole Board, acting by unanimous written consent, reaffirmed its determination that the merger agreement and the merger were fair to, and in the best interests of, First National and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously approved the merger agreement and the merger.

On October __, 2003, the Company and Merger Corp. entered into the merger agreement.

THE EFFECTS OF THE MERGER

EFFECTS ON FIRST NATIONAL. The merger will have various effects on First National, as described below.

     REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. First National believes that the merger will reduce the number of record stockholders from approximately 624 to approximately 167. Accordingly, the number of outstanding shares of common stock will decrease from 985,055 to approximately 813,600.

     TRANSFER OF BOOK VALUE. Because (i) the price to be paid to holders of fewer than 1,500 shares of common stock will be $21.70 per share, (ii) the number of shares of common stock expected to be redeemed as a result of the merger is estimated to be approximately 171,455, (iii) the total cost to First National (including expenses) of effecting the merger is expected to be approximately $3,882,000, and (iv) at June 30, 2003, aggregate stockholders’ equity in First National was approximately $13,041,000, or $13.26 per share, First National expects that, as a result of the merger:

     o    aggregate stockholders’ equity of First National as of June 30, 2003, will be reduced from approximately $13,041,000 on a historical basis to approximately $9,102,000 on a pro forma basis;

     o    the book value per share of common stock as of June 30, 2003, will be reduced from approximately $13.26 per share on a historical basis to approximately $11.21 per share on a pro forma basis;

     o    net income per diluted share of common stock (including non-recurring income and expenses) for the year ended December 31, 2002, will increase from $1.16 on a historical basis to $1.28 on a pro forma basis; and

     o    net income per diluted share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2003, will increase from $0.65 on a historical basis to $0.72 on a pro forma basis.

     DECREASE IN CAPITAL. As a result of the merger, First National’s capital will be reduced, although First National anticipates that it will remain “well capitalized” for bank regulatory purposes. For instance, First National’s Tier 1 capital as of June 30, 2003, will decrease from $12,903,000 on a historical basis to $11,953,000 on a pro forma basis.

     SUSPENSION OF SECURITIES REGISTRATION. The common stock is currently registered under the Securities Act and the Exchange Act. Such registration may be suspended by First National if the common stock is no longer held by 300 or more stockholders of record. Suspension of registration of the common stock under the Securities Act and the Exchange Act would substantially reduce the information required to be furnished by First National to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, proxy statement disclosure in connection with stockholder meetings and the related requirement of an annual report to stockholders, no longer applicable to First National. Accordingly, First National estimates it will eliminate costs and expenses associated with continuance of the Exchange Act registration, which First National estimates to be approximately $180,000 on an annual basis. First National intends to apply for such suspension as soon as practicable following completion of the merger.

     With respect to the executive officers and directors of First National, in the event the registration of the common stock is suspended under the Securities Act and the Exchange Act:

     o    executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, and

     o    executive officers and directors of First National may be deprived of the ability to dispose of shares of First National common stock pursuant to Rule 144 under the Securities Act of 1933.

     EFFECT ON MARKET FOR SHARES. First National’s common stock is currently traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol FNWV. After the completion of the going private transaction, First National likely will deregister its shares and First National stock will cease trading on the OTCBB. Therefore, there likely will be a decrease in the market for First National shares as a result of the delisting as well as from the decrease in the number of outstanding shares and the decrease in the number of stockholders.

     FINANCIAL EFFECTS OF THE MERGER; FINANCING OF THE MERGER. First National expects that the merger and the use of approximately $3,882,000 in cash to complete the merger, which includes approximately $161,000 in professional fees and other expenses related to the transaction, will not have any material adverse effect on First National’s capital adequacy, liquidity, results of operations or cash flow. Because First National does not currently know the actual number of shares which will be cashed out in the merger, First National does not know the total amount of cash to be paid to stockholders by First National in the merger, but First National estimates it to be approximately $3,721,000. You should read the discussion under “PROPOSAL ONE--Fees and Expenses” for a description of the fees and expenses First National expects to incur in connection with the merger.

     First National expects to be able to finance the cash amount to be paid to stockholders in the merger by issuing trust preferred securities.

     EFFECTS ON AFFILIATES. As a result of the merger, Merger Corp. will cease to exist. The merger will have various effects on the officers and directors of First National, each of whom may, as a result of his or her position with First National, be deemed to be an affiliate of First National. As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is a director or executive officer of First National or the beneficial owner of 10% or more of First National’s outstanding shares, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

     INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the merger, First National expects that (a) the percentage of ownership of common stock of First National held by current officers and directors of First National as a group will increase from 17.6% to approximately 21.0%, (b) the collective book value as of June 30, 2003, of the shares of First National common stock held by First National’s current officers and directors, as a group (including the effect of fully vested and exercisable stock options), will decrease from approximately $2,345,000 on a historical basis to approximately $1,957,000 on a pro forma basis, and (c) the collective pro rata interest of First National’s current officers and directors, as a group, in the net income of First National for the year ended December 31, 2002, will increase from approximately $0.20 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options, as of the record date) to approximately $0.27 per share on a pro forma basis (based on the number of shares First National anticipates such officers and directors to beneficially own immediately after the merger including the effect of fully vested and exercisable stock options). For a description of the assumptions First National used in determining the numbers of shares and related percentages that First National expects to be held by current officers and directors immediately after the merger, please see footnote (2) under “Security Ownership of Certain Beneficial Owners and Management.”

     NO FURTHER REPORTING OBLIGATIONS UNDER THE EXCHANGE ACT. After the merger and the resulting deregistration of First National’s shares under the Exchange Act, the executive officers, directors and other affiliates of First National will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

     RULE 144 NOT AVAILABLE. After the merger and the resulting deregistration of First National’s shares under the Exchange Act, executive officers and directors of First National may be deprived of the ability to dispose of shares of First National common stock pursuant to Rule 144 under the Securities Act of 1933.

     EFFECTS ON AFFILIATES AS STOCKHOLDERS. The merger will have various effects on stockholders who are affiliates of First National, as described below. The effects of the merger to an affiliated stockholder will vary based on whether or not all or any portion of the affiliated stockholder’s shares will be redeemed in the merger. The determination of whether or not any particular shares of First National common stock will be redeemed in the merger will be based on whether the holder of those shares holds either fewer than 1,500 shares or 1,500 or more shares. Since an affiliated stockholder may beneficially own shares held by more than one holder of shares, an affiliate may beneficially own both shares that will be redeemed in the merger and shares that will remain outstanding after the merger. As described in footnote (2) under “Security Ownership of Certain Beneficial Owners and Management,” First National expects current officers and directors to beneficially own a total of approximately 174,729 shares immediately after the merger compared to 176,817 as of the record date for the Special Meeting.

     o    CASHED-OUT AFFILIATED STOCKHOLDERS. Affiliated stockholders owning fewer than 1,500 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

      o    receive $21.70 per share in cash;

      o    no longer have any equity interest in First National and therefore will not participate in its future potential earnings or growth, if any;

      o    other than upon the exercise of stock options that have previously been or may in the future be granted by First National, not be able to re-acquire an equity interest in First National unless they purchase shares from the remaining stockholders, although First National does not anticipate that the remaining stockholders will transfer their shares to third parties;

      o    be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

      o    REMAINING AFFILIATED STOCKHOLDERS. Potential effects on affiliated stockholders who remain as stockholders if the merger is effected include:

     o    DECREASED ACCESS TO INFORMATION. If the merger is effected, First National intends to deregister its common stock under federal securities laws. As a result, First National will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

     o    DECREASED LIQUIDITY. The liquidity of the shares of common stock held by stockholders will most likely be adversely affected by the merger due to the deregistration of the common stock under federal securities laws.

     o    REDUCED CAPITAL. First National’s capital will be reduced, including a decrease in First National’s Tier 1 capital as of June 30, 2003, from $12,903,000 on a historical basis to $11,953,000 on a pro forma basis.

     o    REDUCED BOOK VALUE PER SHARE. The book value per share of common stock as of June 30, 2003, will be reduced from approximately $13.26 per share on a historical basis to approximately $11.21 per share on a pro forma basis.

     o    EFFECT ON NET INCOME PER SHARE. Net income per diluted share of common stock (including non-recurring income and expenses) for the year ended December 31, 2002, will increase from $1.16 on a historical basis to $1.28 on a pro forma basis. Net income per diluted share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2003, will increase from $0.65 on a historical basis to $0.72 on a pro forma basis.

     o    DIVIDENDS. First National currently intends to continue to declare and pay cash dividends on its common stock in the foreseeable future. You should read the discussion under “PROPOSAL ONE - Dividend Policies” for more information regarding First National’s dividend policies and the effects of the merger on First National’s payment of dividends.

     EFFECTS ON UNAFFILIATED STOCKHOLDERS. The merger will have various effects on stockholders who are not affiliates of First National, as described below. The effects of the merger to an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder’s shares will be cashed out in the merger.

     o    CASHED-OUT UNAFFILIATED STOCKHOLDERS. Unaffiliated stockholders owning fewer than 1,500 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

      o     receive $21.70 per share in cash;

      o     no longer have any equity interest in First National and therefore will not participate in its future potential earnings or growth, if any;

     o    not be able to re-acquire an equity interest in First National unless they purchase shares from the remaining stockholders, although First National does not anticipate that the remaining stockholders will transfer their shares to third parties;

     o    be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

      REMAINING UNAFFILIATED STOCKHOLDERS. Potential effects on unaffiliated First National stockholders who remain as stockholders if the merger is effected include:

     o    DECREASED ACCESS TO INFORMATION. If the merger is effected, First National intends to deregister its common stock under federal securities laws. As a result, First National will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

     o    DECREASED LIQUIDITY. The liquidity of the shares of common stock held by unaffiliated stockholders will most likely be adversely affected by the merger due to the suspension of the registration of the common stock under federal securities laws and the reduced number of outstanding shares and stockholders.

     o    REDUCED CAPITAL. First National’s capital will be reduced, including a decrease in First National’s Tier 1 capital as of June 30, 2003, from $12,903,000 on a historical basis to $11,953,000 on a pro forma basis.

     o    REDUCED BOOK VALUE PER SHARE. The book value per share of common stock as of June 30, 2003, will be reduced from approximately $13.26 per share on a historical basis to approximately $11.21 per share on a pro forma basis.

     o    EFFECT ON NET INCOME PER SHARE. Net income per diluted share of common stock (including non-recurring income and expenses) for the year ended December 31, 2002, will increase from $1.16 on a historical basis to $1.28 on a pro forma basis. Net income per diluted share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2003, will increase from $0.65 on a historical basis to $0.72 on a pro forma basis.

     o    DIVIDENDS. First National currently intends to continue to declare and pay cash dividends on its common stock in the foreseeable future. You should read the discussion under “PROPOSAL ONE - Dividend Policies” for more information regarding First National’s dividend policies and the effects of the merger on First National’s payment of dividends.

     o    INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the merger, it is expected that (a) the percentage of ownership of common stock of First National held by current officers and directors of First National as a group will increase from 17.6% to approximately 21.0%, (b) the collective book value as of June 30, 2003, of the shares of First National common stock held by First National’s current officers and directors, as a group, will decrease from $2,345,000 on a historical basis to approximately $1,957,000 on a pro forma basis, and (c) the collective pro rata interest of First National’s current officers and directors, as a group, in the net income of First National for the year ended December 31, 2002, will increase from approximately $0.20 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $0.27 per share on a pro forma basis (based on the number of shares First National anticipates such officers and directors to beneficially own immediately after the merger). For a description of the assumptions First National used in determining the numbers of shares and related percentages that First National expects to be held by current officers and directors immediately after the merger, please see footnote (2) under “Security Ownership of Certain Beneficial Owners and Management.”

FIRST NATIONAL BANKSHARES CORPORATION

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

     The following unaudited pro forma consolidated balance sheet as of June 30, 2003 and the unaudited pro forma consolidated income statements for the year ended December 31, 2002, and the six months ended June 30, 2003, give effect to the following:

     o    We have assumed that the merger occurred as of June 30, 2003, for purposes of the consolidated balance sheet as of June 30, 2003, and as of January 1, 2002 and January 1, 2003, for the consolidated income statements for the year ended December 31, 2002, and the six months ended June 30, 2003.

     o    We have assumed that a total of 171,455 shares are redeemed in the merger at a price of $21.70 per share for a total of $3,721,000. Additionally, we have assumed that we have incurred or will incur $161,000 in expenses and $60,000 in financing costs relating to the merger.

     o    We have assumed that the cash required to consummate the merger will be funded through the issuance of trust preferred securities. In addition to the cash required to repurchase the shares held by stockholders with share positions less than 1,500 shares and to pay for the estimated fees and costs of completing the merger (a total outlay of $3,882,000), First National will obtain additional trust preferred debt in order to supplement the capital position of its subsidiary bank for future asset growth. In total, a $6,000,000 trust preferred securities issuance is contemplated. The following table summarizes the assumed sources and uses of funds from the proposed transaction (in thousands):

Sources of Funds:
   Proceeds from trust preferred securities offering,              (B)  $5,940
    net of the origination fee ($60)                                   =========
Uses of Funds:
  Total consideration paid for shares repurchased                       $3,721
  Estimated expenses and fees of merger
      Advisory fees and expenses                          $ 21
      Legal fees and expenses                              125
      Accounting fees and expenses                           7
      SEC filing fee                                         1
      Printing, solicitation and mailing costs               7
                                                      ---------
         Total expenses and fees                                           161
      Supplement to working capital of subsidiary bank              (A)  2,058
                                                                       ---------
         Total uses of funds                                            $5,940
                                                                       =========

The assumed interest cost on the trust preferred securities for the year ended December 31, 2002 and the six months ended June 30, 2003 is 4.13%, which is based upon a current interest rate quoted by an underwriter of such securities. The following table summarizes the impact of the new debt on the pro forma consolidated income statement (in thousands):

                                                                   Six Months
                                               Year Ended             Ended
                                                Dec. 31,            June 30,
                                                 2002                2003
                                             --------------    ----------------
Interest expense on the trust
        preferred securities (E)                $    248          $     124

     o    The origination fee incurred on the trust preferred issuance ($60,000) will be capitalized and amortized as an adjustment to the interest cost over the life of the trust preferred securities (30 years). For the year ended December 31, 2002 and the six months ended June 30, 2003, the pro forma amortization expense recognized on the origination fee is $2,000 and $1,000, respectively (F).

     o    We have assumed the supplement to the working capital of the bank ($2,058,000) (A) will be invested in securities available for sale with an average interest yield of 3.86% for the year ended December 31, 2002 and 2.95% for the six months ended June 30, 2003. Both yields were estimated based upon historical results. The following table summarizes the impact on the pro forma consolidated income statement from the additional available for sale securities (in thousands):

                                                                  Six Months
                                               Year Ended            Ended
                                                 Dec. 31,            June 30,
                                                   2002                2003
                                               ------------      -------------

Increase in interest income on available for
         sale securities (D)                      $    80          $      30

     o    We have assumed a tax rate of 39.5% for year ended December 31, 2002 and the six months ended June 30, 2003, which is consistent with our historical effective tax rate. The following table summarizes the impact on First National’s income tax provision from the merger (in thousands):

                                                                     Six Months
                                                 Year Ended             Ended
                                                   Dec. 31,            June 30,
                                                     2002                2003
                                                 ------------      -------------

Income tax benefit associated with consolidated
          income statement adjustments (G)         $    (67)          $    (38)

     o    The following table summarizes the net adjustment to shareholders’ equity as reported in the June 30, 2003 pro forma consolidated balance sheet (in thousands):

                                                                       Net
                                                                    Adjustment
                                                                   ------------

Total consideration paid for redeemed shares                       $    (3,721)
Estimated fees and expenses of merger                                     (161)
Net change from the pro forma consolidated income
    Statement                                                              (57)
                                                                   ------------
         Net adjustment to shareholders' equity              (C)   $    (3,939)
                                                                   ============

The transaction is expected to have the following impact on First National's regulatory capital ratios:

                                                     Actual          Pro Forma
                                                 June 30, 2003     June 30, 2003
                                                --------------    --------------
  Leverage (tier 1 capital to average assets)          8.24%              7.53%
  Tier 1 Capital (to risk weighted assets)            11.78%             10.84%
  Total Capital (to risk weighted assets)             12.79%             14.58%

     o    As reported in the June 30, 2003 pro forma consolidated balance sheet, cash and due from banks reflects a ($56,000) adjustment (H). This adjustment equates to the net decrease in cash as a result of the net reduction in pro forma net income for the six months ended June 30, 2003 ($57,000) adjusted for the non cash expenses ($1,000 amortization expense recognized on the trust preferred origination fee).

     o    We have not reflected the anticipated annual cost savings, estimated to be approximately $180,000 per year, that we expect as a result of the merger.

     o    Initial and ongoing trustee fees associated with the trust preferred securities, if any, are expected to be immaterial.

     The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the merger actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period. Significant assumptions and adjustments are disclosed above.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of First National included in our 2002 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter-ended June 30, 2003. These documents may be obtained by contacting First National.

                                 PRO FORMA CONSOLIDATED BALANCE SHEET
                                             JUNE 30, 2003

                                        (DOLLARS IN THOUSANDS)

                                      Historical
                                       Results      Adjustments     Pro forma
                                   -------------- -------------- ---------------
            Assets
Cash and due from banks              $    3,755    $      (56) (h) $       3
Interest-bearing deposits with
   other banks                               73                           73
Federal funds sold                        6,515                        6,515
Securities available for sale            19,934          2,058 (a)    21,992
Securities held to maturity               9,855                        9,855
Loans, net                              118,872                      118,872
Premises and equipment                    2,639                        2,639
Accrued interest receivable                 688                          688
Other real estate owned and
   foreclosed assets                          8                            8
Other assets                                546                          636
                                     ------------ --------------- --------------
     Total Assets                    $  162,885    $      2,002    $  64,887
                                     ============ =============== ==============

           Liabilities and Shareholders' Equity
Liabilities
   Deposits:
     Non-Interest-bearing            $   17,081     $              $  17,081
     Interest bearing                   124,225                      124,225
                                     ------------ --------------- --------------
        Total deposits                  141,306                      141,306
                                     ------------ --------------- --------------
   Short-term borrowings                  5,810                        5,810
   Other liabilities                      1,103                        1,103
   Long-term borrowings                   1,625                        1,625
   Corporation-obligated manditorily
    redeemable capital securities
    of subsidiary trust holding
    solely subordinated debenture
    of First National net of          ----------- --------------- --------------                                                          (B),(F)
    unamortized issuance costs of $59       -              5,941(b),   5,941
                                                                (f)
                                      ----------- --------------- --------------
         Total liabilities             149,844            5,941     155,785
                                      ----------- --------------- --------------
Shareholders' Equity
   Common stock                             984             (171)        813
   Surplus                                1,208           (1,208)          -
   Retained earnings                     10,711           (2,560)      8,151
   Accumulated other
        comprehensive income                138                          138
                                      ----------- --------------- --------------
     Total shareholders' equity          13,041           (3,939)      9,102
                                      ----------- --------------- --------------
     Total liabilities and
        shareholders' equity          $ 162,885    $       2,002   $ 164,887
                                      =========== =============== ==============

*Slight differences may result due to rounding.

                                FIRST NATIONAL BANKSHARES CORPORATION
                               PRO FORMA CONSOLIDATED INCOME STATEMENT
                                     YEAR ENDED DECEMBER 31, 2002

                                          (DOLLARS IN THOUSANDS)

                                          Historical
                                           Results     Adjustments    Pro forma
                                        ------------- -------------  -----------
Interest income:
   Interest and fees on loans           $     7,631    $              $   7,631
   Interest and dividends on securities:                                                                                                      (D)
      Taxable                                   792            80 (d)       872
      Tax-exempt                                177                         177
   Interest on Federal funds sold and
     interest-bearing deposits                   92                          92
                                        ------------- --------------  ----------
         Total interest income                8,692            80         8,772
                                        ------------- --------------  ----------
Interest expense:
   Deposits                                   2,846                       2,846
   Short-term borrowings                         51                          51
   Long-term borrowings                          28                          28
   Trust preferred securities                    -             250(e),      250
                                                                  (f)
                                        ------------- --------------  ----------
         Total interest expense               2,925            250        3,175
                                        ------------- --------------  ----------
         Net interest income                  5,767           (170)       5,597
Provision for loan losses                       304                         304
                                        ------------- --------------  ----------
        Net interest income after
          provision for loan losses           5,463           (170)       5,293
Total non-interest income                       991                         991
Total non-interest expense                    4,741                       4,902
                                        ------------- ---------------  ---------
Income before taxes                           1,713           (170)       1,543
Income tax expense                              569            (67)(g)      502
                                        ------------- ---------------  ---------
         Net income                     $     1,144    $      (103)    $  1,041
                                        ============= ===============  =========

Per Share Data:
   Basic earnings per share             $      1.16                    $   1.28
                                        =============                  =========
   Diluted earnings per share           $      1.16                    $   1.28
                                        =============                  =========

Weighted average shares outstanding - Basic
   earnings per share calculation           981,906       (171,455)     810,451

Weighted average shares outstanding - Diluted
   earnings per share calculation           984,782       (171,455)     813,327

*Slight differences may result due to rounding.

                                   FIRST NATIONAL BANKSHARES CORPORATION
                                  PRO FORMA CONSOLIDATED INCOME STATEMENT
                                      SIX MONTHS ENDED JUNE 30, 2003

                                           (DOLLARS IN THOUSANDS)

                                           Historical
                                            Results    Adjustments    Pro forma
                                         ------------- ------------ ------------
Interest income:
   Interest and fees on loans             $     3,711   $            $    3,711
   Interest and dividends on securities:                                                                                                      (D)
      Taxable                                     376          30           406
      Tax-exempt                                  118                       118
   Interest on Federal funds sold and
     interest-bearing deposits                     11                        11
                                         -------------- ------------ -----------
         Total interest income                  4,216          30         4,246
                                         -------------- ------------ -----------
Interest expense:
   Deposits                                     1,117                     1,117
   Short-term borrowings                           20                        20
   Long-term borrowings                            30                        30
   Trust preferred securities                       -         125(e),       125
                                                                 (f)
                                          ------------- ------------- ----------
         Total interest expense                 1,167         125         1,292
                                          ------------- ------------- ----------
         Net interest income                    3,049         (95)        2,954
Provision for loan losses                         175                       175
                                          ------------- ------------- ----------
         Net interest income after provision
           for loan losses                      2,874         (95)        2,779
Total non-interest income                         565                       565
Total non-interest expense                      2,465                     2,465
                                           ------------ ------------- ----------
Income before taxes                               974          (95)         879
Income tax expense                                328          (38) (g)     290
                                           ------------ ------------- ----------
         Net income                        $      646    $     (57)   $     589
                                           ============ ============= ==========

Per Share Data:
   Basic earnings per share                $     0.66                 $    0.73
                                           ============               ==========
   Diluted earnings per share              $     0.65                 $    0.72
                                           ============               ==========
Weighted average shares outstanding - Basic
   earnings per share calculation             983,780      (171,455)    812,325

Weighted average shares outstanding - Diluted
   earnings per share calculation             986,552      (171,455)    815,097

*Slight differences may result due to rounding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     Summarized below are the material federal income tax consequences to First National and its stockholders resulting from the merger. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to stockholders who received First National common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

     This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

     For federal income tax purposes, it is intended that neither First National nor Merger Corp. will recognize gain or loss for federal or state income tax purposes as a result of the merger.

STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WHO ARE NOT CASHED OUT IN THE MERGER:

     If you (1) continue to hold First National common stock immediately after the merger, and (2) you receive no cash as a result of the merger, you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your First National common stock as you had in such stock immediately prior to the merger.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WHO BOTH RECEIVE CASH AND ARE CONSIDERED TO CONTINUE TO OWN FIRST NATIONAL COMMON STOCK AFTER THE MERGER FOR FEDERAL INCOME TAX PURPOSES:

     In some instances you may be entitled to receive cash in the merger for shares you hold in one capacity but continue to hold shares you hold in another capacity. For instance, if you own shares in your own name and hold other shares jointly with another person, the joint holdings would not be combined with your individual holdings for purposes of the merger. As a result, in some instances the shares you hold in one capacity might be cashed out in the merger while the shares you hold in another capacity remain outstanding. However, in that situation you would be deemed for federal income tax purposes both to have received cash in the merger and to continue to hold shares after the merger.

     If you both receive cash as a result of the merger and are considered to continue to hold First National common stock immediately after the merger for Federal Income Tax purposes, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of First National common stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the merger. In determining whether you continue to hold stock immediately after the merger, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of First National common stock held immediately after the merger will be equal to your aggregate adjusted tax basis in your shares of First National common stock held immediately prior to the merger, increased by any gain recognized in the merger, and decreased by the amount of cash received in the merger.

Any gain recognized in the merger will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code, or (2) is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Internal Revenue Code. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of First National’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. If you or, a person or entity related to you, continues to hold First National common stock immediately after the merger you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

FEDERAL INCOME TAX CONSEQUENCES TO CASHED-OUT STOCKHOLDERS WHO DO NOT CONTINUE TO OWN FIRST NATIONAL COMMON STOCK AFTER THE MERGER:

     If you receive cash as a result of the merger but do not continue to hold First National common stock immediately after the merger, your tax consequences will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold First National common stock immediately after the merger, as explained below.

     If you (1) receive cash in exchange for First National common stock as a result of the merger but do not continue to hold First National common stock immediately after the merger, and (2) you are not related to any person or entity which holds First National common stock immediately after the merger, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

     If you are related to a person or entity who continues to hold First National common stock immediately after the merger (as determined by the Internal Revenue Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for First National common stock to be treated first as ordinary dividend income to the extent of your ratable share of First National’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who continues to hold First National common stock immediately after the merger, a waiver of the family attribution rules is available under Section 302(c)(2) of the Internal Revenue Code which will allow the transaction to be treated as a sale. The waiver is permitted if the stockholder (1) retains no interest in First National after the redemption (including any proprietary interest as well as interest as officer, director or employee of First National), other than an interest as a creditor; (2) does not acquire any such interest (other than stock acquired by bequest or inheritance) within ten (10) years from the date of the distribution; and (3) agrees to notify the Internal Revenue Service of the acquisition of any such interest within the ten (10) year period. There are additional restrictions that apply to such waiver.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

CAPITAL GAIN AND LOSS:

     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

BACKUP WITHHOLDING:

     Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective date of the merger. Failure to provide such information may result in backup withholding.

     AS EXPLAINED ABOVE, THE AMOUNTS PAID TO YOU AS A RESULT OF THE MERGER MAY RESULT IN DIVIDEND INCOME, CAPITAL GAIN INCOME, OR SOME COMBINATION OF DIVIDEND AND CAPITAL GAIN INCOME TO YOU DEPENDING ON YOUR INDIVIDUAL CIRCUMSTANCES. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER PROPOSAL

     The Board believes that the Merger Proposal, taken as a whole, is fair to, and in the best interests of, First National and its stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the merger and those who will retain their shares of common stock after the merger. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the stockholders vote for approval and adoption of the Merger Proposal as described above. Each member of the Board and each officer of First National who owns shares of common stock have advised First National that he intends to vote his shares in favor of the Merger Proposal. As of November ___, 2003, the directors and officers of First National beneficially owned a total of 157,517 shares of First National stock, or approximately 16.0% of the total shares entitled to vote at the Special Meeting. No other stockholders have disclosed to First National how they intend to vote on the Merger Proposal.

     The Board has retained for itself the absolute authority to reject (and not implement) the Merger Proposal (even after approval thereof by stockholders) if it determines subsequently that the Merger Proposal is not then in the best interests of First National and its stockholders. The Board unanimously approved the Merger Proposal.

     The Board considered a number of factors in determining to approve the merger agreement. First National’s primary reason for the merger is that after the merger First National’s shares will no longer be registered under federal securities laws. The Board considered the views of management relating to cost savings to be achieved by suspending the registration of the common stock under federal securities laws. First National’s management determined that cost savings of approximately $180,000 per year could be achieved if First National deregistered its shares under the Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Exchange Act. Similarly, the Board also considered the decrease in the expense and burden of dealing with First National’s high number of stockholders holding small positions in First National’s stock that would result from the merger. The Board also considered the effect that suspending the registration of the common stock would have on the market for the common stock and the ability of stockholders to buy and sell shares. However, the Board determined that, even as a publicly-traded corporation, there is a very limited market for the shares of First National’s common stock, especially for sales of large blocks of such shares, and that First National’s stockholders derive little benefit from First National’s status as a publicly-held corporation. The Board determined that the cost savings and reduced burden on management to be achieved by deregistering the common stock under federal securities laws outweighed any potential detriment from suspending such registration.

     The Board considered several alternative transactions to accomplish the proposed going-private transaction but ultimately approved the Merger Proposal. Please read the discussion under “--Background of the Merger Proposal” for a description of these alternatives considered by the Board.

     The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Merger Proposal to our stockholders, including both affiliated and unaffiliated stockholders. The Board also engaged the services of a financial adviser to provide a valuation of First National’s stock based on a control premium as well as to render a fairness opinion regarding the transaction. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

     o     HISTORICAL MARKET PRICES OF FIRST NATIONAL’S COMMON STOCK. First National’s common stock is traded on the Over-The-Counter Bulletin Board. The Board reviewed sales prices for the common stock from January 1, 2001 to June 30, 2003, which ranged from $15.00 to $18.90 per share. You should read the discussion under “SUMMARY FINANCIAL INFORMATION--Per Share Market Price and Dividend Information” for more information about our stock prices.

     o     NET BOOK VALUE. As of June 30, 2003, the book value per share of outstanding common stock was approximately $13.26. Although book value was a factor that was considered by the Board among others in determining the consideration to be paid to cashed-out stockholders in the merger, the Board determined that it was not directly relevant. However, the Board noted that the per share cash price of $21.70 payable in the merger reflected a multiple of over 1.6x First National’s June 30, 2003 book value per share.

     o     CONTROL VALUE. In determining the cash amount to be paid to cashed-out stockholders in the merger, the Board valued First National’s shares on the basis of a control premium. Also, the Board did not consider the amount per share that might be realized in a sale of 100% of the stock of First National, as the Board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of First National. In determining the control value of First National’s shares, the Board adopted the analyses and conclusions of its financial advisors, which are described under “--Valuation and Opinions of Financial Advisors.”

     o     EARNINGS. The Board reviewed the earnings of First National for the previous three fiscal years and for the first two quarters of 2003. For the three years ended December 31, 2000, 2001 and 2002, First National reported net income of $1,100,000, $1,200,000 and $1,144,000, respectively. For the six months ended June 30, 2003, First National reported net income of $646,000. The Board noted that the per share cash price of $21.70 payable in the merger reflected a multiple of 18.7x First National’s 2002 earnings per diluted share and a multiple of 15.2x First National’s trailing four quarters diluted earnings for the period ended June 30, 2003. On a national basis, for the first eight months of 2003, the average earnings multiple paid in bank and bank holding company acquisition transactions was 22.5x trailing four quarters earnings. While the multiples paid by First National are below the multiples for selected control transactions reported in the first eight months of 2003, after adjusting for low performing banks and certain non-recurring gains, the multiples paid by First National were deemed to be fair.

     The Board reviewed the information provided by the financial advisor regarding multiples for public bank stocks nationally and in neighboring states as well as in the state of West Virginia. For example, in the state of West Virginia, the average price earnings ratio for publicly traded banks and bank holding companies with a market capitalization of under $2 billion was 13.32x trailing four quarters earnings. For similar institutions in the state of Virginia, the price earnings ratio was 14.29x trailing four quarters earnings. In Kentucky, the publicly traded banks or bank holding companies with a market capitalization of under $2 billion traded at a multiple of 16.91x trailing four quarters earnings. Although the price paid by First National in the transaction reflected as a multiple of earnings is less than the average national price paid in control transactions as a multiple of earnings, the price in the reorganization transaction as a multiple of earnings is above or is comparable to the earnings multiple of publicly traded bank holding companies in West Virginia and its surrounding states. In reviewing these ratios, the Board of Directors determined that paying stockholders 15.2x First National’s trailing four quarters earnings for the period ended June 30, 2003 was fair from an earnings standpoint.

     o     INDEPENDENT VALUATION. The Board engaged Southard Financial to render a valuation of First National’s common stock. Southard Financial ‘s valuation indicated that as of September 30, 2003, the cash fair value of First National’s common stock was $21.70 per share, on a controlling interest basis. The Board elected to pay stockholders $21.70 per share, the fair value determined by Southard Financial.

     o     OPINION OF FINANCIAL ADVISOR. The Board considered the opinion of Southard Financial rendered to the Board on October 13, 2003 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration of $21.70 per share to be paid in the merger is fair, from a financial point of view, to First National’s stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the merger and those who will retain their shares after the merger. The Board also reviewed and considered the financial analyses presented to the Board in connection with such opinion and adopted the financial advisor’s conclusions and analyses as its own. You should read the discussion under “--Valuation and Opinions of Financial Advisor” for more information relating to this opinion and the related financial analyses.

      o    OPPORTUNITY TO LIQUIDATE SHARES OF COMMON STOCK. The Board considered the opportunity the Merger Proposal presents for stockholders owning fewer than 1,500 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of First National’s common stock.

     In connection with its deliberations, the Board did not consider, and did not request that its financial advisor evaluate, First National’s liquidation value. The Board did not view First National’s liquidation value to be a relevant measure of valuation, given that the merger consideration significantly exceeded the book value per share of First National, and it was the Board’s view that First National is far more valuable as a going concern than its net book value per share of $13.26 as of June 30, 2003. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, First National can give no assurance that the liquidation value would not produce a higher valuation of First National than its value as a going concern.

     No firm offers, other than in conjunction with the merger, of which the Board is aware have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of First National into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of First National, or (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of First National.

     After consideration of all this information, the Board determined that a fair price to be paid to cashed-out stockholders in the merger is $3,721,000 or $21.70 on an estimated 171,455 shares.

     The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board determined that any such voting requirement would usurp the power of the holders of at least a majority of First National’s voting power represented at the meeting to consider and approve the merger agreement as provided under West Virginia law, First National’s charter documents and the terms of the merger agreement. The Board also considered such a provision unnecessary in light of the right of stockholders, whether affiliated or unaffiliated, to dissent from the merger. No independent committee of the Board has reviewed the fairness of the Merger Proposal. No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Merger Proposal was retained by First National or by a majority of directors who are not employees of First National. First National has not made any provision in connection with the merger to grant unaffiliated stockholders access to First National’s corporate files or to obtain counsel or appraisal services at First National’s expense. With respect to unaffiliated stockholders’ access to First National’s corporate files, the Board determined that this proxy statement, together with First National’s other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Merger Proposal. The Board also considered the fact that under West Virginia corporate law, and subject to certain conditions set forth under West Virginia law, stockholders have the right to review First National’s relevant books and records of account. As for obtaining counsel or appraisal services for unaffiliated stockholders at First National’s expense, the Board did not consider these necessary or customary. First National expects the Merger Proposal to result in the cash out of approximately 171,455 shares of common stock, for a total purchase price approximating $3,721,000, excluding related costs and expenses estimated at approximately $161,000. After consideration of the factors described above, the Board believes that the transaction is fair notwithstanding the absence of such an unaffiliated stockholder approval requirement, independent committee or unaffiliated representative. The Board believes that the transaction is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of First National, approved the Merger Proposal.

MERGER CORP.‘S DETERMINATION OF FAIRNESS OF THE MERGER PROPOSAL

      Merger Corp. and its Board of Directors believe that the Merger is fair to, and in the best interests of, each of First National’s stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the merger and those who will retain their shares of common stock after the merger. In reaching this conclusion, Merger Corp. relied upon the factors considered by and the analysis and conclusions of the Board of Directors of First National as well as the analysis and conclusions of First National’s financial advisor, Southard Financial, and Merger Corp. adopts such analyses as its own. See “Special Factors - Recommendation of the Board of Directors; Fairness of the Merger Proposal.” Merger Corp.‘s Board of Directors has approved the merger agreement.

CONDUCT OF FIRST NATIONAL’S BUSINESS AFTER THE MERGER

      First National expects to fund the merger through First National’s working capital and through the issuance of trust preferred securities. The contemplated merger, repurchase of shares and debt issuance will essentially effect an equity to debt conversion. As a result, First National’s net stockholder equity will decline as reported in the pro forma Consolidated Balance Sheet. Furthermore, because the transaction will be funded with debt, the merger will result in incremental interest expense. Otherwise, First National expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the merger is not anticipated to have any effect upon the conduct of such business. The First National Board believes the going-private transaction is consistent with First National’s vision of maintaining an independent banking strategy. If the merger is consummated, persons owning fewer than 1,500 shares at the effective time of the merger will no longer have any equity interest in, and will not be stockholders of, First National and therefore will not participate in its future potential or earnings and growth, if any. Instead, each such owner of First National common stock will have the right to receive $21.70 per share in cash, without interest.

      If the Merger Proposal is effected, First National believes that, based on First National’s stockholder records, approximately 167 stockholders of record will remain. In addition, individuals who are currently members of the Board of Directors and of management of First National now owning approximately 17.6% of the common stock will own approximately 21.0% of the common stock after the merger. See “Security Ownership of Certain Beneficial Owners and Management.”

      First National plans, as a result of the merger, to become a privately-held company. First National will deregister its common stock under the Exchange Act after the merger. Because the common stock will no longer be registered under the Exchange Act, First National will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and stockholders owning more than 10% of the common stock will be relieved of certain obligations under the Exchange Act. You should read the discussion under “--The Effects of the Merger “ for more discussion regarding the effects of First National terminating the registration of its shares under the Exchange Act. First National estimates that termination of the registration of the common stock under the Exchange Act will save First National approximately $180,000 per year in legal, accounting and other expenses. This figure also includes various internal allocated resources, principally salaries of employees responsible for performing the necessary work to comply with the regulatory guidelines, which otherwise may be employed for accretive purposes.

      As stated throughout this Proxy Statement, First National believes that there are significant advantages to it in effecting the Merger Proposal and “going private” and First National plans to avail itself of any opportunities it may hereafter have as a private company, including, but not limited to, making itself a more viable candidate with respect to and entering into a merger or acquisition transaction, making any public or private offering for its shares, or entering into any other arrangement or transaction as it may deem appropriate. Although management does not presently have an intent to enter into any such transaction nor is management currently in negotiations with respect to any such transaction, there is always a possibility that First National may enter into such an arrangement or transaction in the future and the remaining stockholders of First National may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out stockholders in the merger.

      Other than as described in this Proxy Statement, neither First National nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

VALUATION AND OPINION OF FINANCIAL ADVISOR

     First National engaged Southard Financial (“Southard”) to act as its financial advisor in connection with the merger. On September 18, 2003, Southard rendered to the First National Board of Directors its written cash fair valuation, dated September 18, 2003, of First National’s common stock as of September 30, 2003 (the “Valuation”). Southard’s Valuation indicated that as of September 30, 2003, the cash fair value of First National’s common stock was $21.70 per share, on an enterprise basis.

      On October 13, 2003, Southard rendered to the Board its written opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the cash consideration to be paid to cashed-out stockholders in the merger is fair, from a financial point of view, to the stockholders of First National, including both stockholders who will receive cash in the merger and those who will remain stockholders after the merger. No limitations were imposed by the Board upon Southard with respect to the investigations made or the procedures followed by them in rendering their opinions.

      The full text of the written opinion of Southard dated October 13, 2003, which set forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B hereto and is incorporated herein by reference. Southard’s opinion is directed to the Board, addresses only the fairness of the cash consideration to be paid in the merger from a financial point of view, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Southard set forth herein is qualified in its entirety by reference to the full text of such opinion.

      In connection with the Valuation and its opinion, Southard reviewed and analyzed certain publicly available financial information and other information concerning First National and certain internal analyses and other information furnished to Southard by First National. Southard also held discussions with members of senior management of First National regarding the business and prospects of First National. In addition, Southard (i) reviewed the reported prices and trading activity for the First National stock and (ii) performed such other studies and analyses and considered such other factors as Southard deemed appropriate.

      As described in its opinion, Southard assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with Southard for purposes of their opinion. With respect to the information relating to the prospects of First National, Southard assumed that such information reflected the best currently available judgments and estimates of the management of First National as to the likely future financial performance of First National. Southard did not verify through independent inspection or examination the specific assets or liabilities of First National. Southard did not make nor were they provided with an independent evaluation or appraisal of the assets or liabilities of First National.

      The following is a summary of the material analyses and factors considered by Southard in connection with the Valuation and the Southard Opinion presented to the Board:

OPINIONS OF SOUTHARD FINANCIAL

      First National’s Board of Directors retained Southard to render its independent determination as to the fair value of the First National common stock for use in connection with the Board’s consideration of the proposed going-private transaction. Subsequently, the Board engaged Southard to render a written opinion as to the fairness, from a financial point of view, to all of the stockholders of First National of the cash consideration to be paid to stockholders who will receive cash in connection with the proposed merger. No limitations were imposed by the Board upon Southard with respect to the investigations made or procedures followed in rendering either the Valuation or its fairness opinion.

      Southard is a specialized consulting and valuation firm focusing on providing stock valuations to companies and financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based companies and financial institutions. As part of its line of professional services, Southard specializes in rendering valuation opinions of banks and bank holding companies nationwide. First National selected Southard to render the Valuation and to serve as its financial advisor based on Southard’s reputation, expertise and familiarity with West Virginia-based financial institutions.

      In connection with providing the Valuation, the First National Board provided no specific instructions to Southard, other than to provide the Board with a fair value appraisal of First National stock. With the concurrence of First National and First National’s counsel, Southard determined that fair value of the First National stock for the purposes presented would be based on the value of a pro rata share of First National as a going concern on an enterprise basis and that no minority, marketability or liquidity discounts would be applied. In addition, Southard determined it appropriate, in determining the fair value of the First National stock, to consider all usual and customary approaches to value, including net asset value, investment value and market value.

      As described above, in addition to providing the Valuation, First National retained Southard to render its fairness opinion. Southard rendered to the First National Board its written opinion dated October 13, 2003 (the “Southard Opinion”), to the effect that, as of such date and based upon and subject to certain matters stated in the Southard Opinion, the cash consideration to be paid to cashed-out stockholders in the merger is fair, from a financial point of view, to the stockholders of First National, including both the cashed-out stockholders and the stockholders who would not receive cash in the merger. A copy of the Southard Opinion, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Southard is attached as Annex B to this Proxy Statement. You are urged to read the Southard Opinion in its entirety. A copy of the Valuation and the evaluation prepared by Southard underlying the Valuation and the Southard Opinion is available to be reviewed by any stockholder, or representative designated in writing by any stockholder, at the principal executive offices of First National during normal business hours upon prior written request to First National.

      The following summary of the procedures and analyses performed, and assumptions used, by Southard is qualified in its entirety by reference to the text of the Southard Opinion and the Valuation. The Southard Opinion is directed to the First National Board only, is directed only to the financial terms of the merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

      In arriving at the Valuation and the Southard Opinion, Southard reviewed and analyzed, among other things, the following: (i) the financial statements of First National and its subsidiaries; (ii) certain other publicly available financial and other information concerning First National and its subsidiaries; (iii) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other transactions relevant to Southard’s inquiry; (iv) the competitive and economic outlook for First National’s trade area; (v) the book value and financial condition of First National and its subsidiaries; (vi) the future earnings and dividend paying capacity of First National and its subsidiaries; (vii) previous sales of First National stock; and (viii) the prevailing market prices for selected banking organizations in West Virginia and the United States. Southard held discussions with senior management of First National concerning First National’s past and current operations, financial condition and prospects, as well as the results of recent bank regulatory examinations.

      In conducting its review and in arriving at the Valuation and the Southard Opinion, Southard relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Southard did not make or obtain any evaluations or appraisals of the properties of First National, nor did it examine any individual loan credit files. For purposes of the Southard Opinion, Southard assumed that the merger will have the tax, accounting and legal effects described in the Proxy Statement and assumed that the transaction would be consummated on a timely basis in the manner presented by First National and in compliance with applicable laws and regulations.

      As more fully discussed below, Southard considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of First National, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on stockholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for First National and its subsidiaries; and, (ii) the assets and liabilities of First National and its subsidiaries, including the loan investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. Southard also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Valuation and the Southard Opinion are necessarily based upon conditions as they existed and can be evaluated on the respective dates thereof and the information made available to Southard through such dates.

      In connection with rendering the Valuation and the Southard Opinion, Southard performed certain financial analyses, which are summarized below. Southard believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Valuation and the Southard Opinion. The preparation of a valuation or fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Southard made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First National. Any estimates contained in Southard’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

      In order to determine the fairness of the cash consideration to be paid to certain of the First National stockholders pursuant to the merger, and as explained below, Southard utilized the following approaches in its evaluation: net asset value, market value and income value. Further, the analyses were performed on a diluted basis, assuming that all exercisable stock options were exercised. This had the effect of increasing book value by the amount of the option exercise proceeds and increasing the number of shares outstanding by the number of option shares.

      ASSET BASED APPROACH. Net asset value is the value of the net equity of a corporation, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the corporation’s assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

      In utilizing the asset-based approach, Southard adjusted the bank’s reported book value at August 31, 2003 to reflect estimated income and expenses in September, as well as the proceeds from the hypothetical exercise of stock options. As a result of these adjustments, Southard estimated that the book value of First National at September 30, 2003, was $13,612,377. Adjustments were then made to reflect a deposit premium of 8% and to reflect the appreciation in First National’s held-to-maturity securities portfolio. Utilizing the asset based approach, Southard valued First National under the asset based method at $22.01 per share (diluted) as of September 30, 2003.

      MARKET APPROACH. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm’s-length transaction. The market value method is frequently used to determine the price of smaller blocks of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. In Southard’s view, the relative thinness of the specific market for First National stock being appraised, as well as the fact that fair value was derived on an enterprise basis, resulted in the need to review alternative market value methods for comparative pricing purposes.

      The “hypothetical” fair value for the shares of First National using the market value method is based upon a comparison with recent transactions involving the sale of banks and bank holding companies in West Virginia and surrounding states, as well as throughout the United States. Specifically, Southard developed a list of reasonably comparable transactions and compared the implied price to earnings and price to book value ratios to those for the proposed transaction price. The analyses indicate that the proposed transaction price is below the selected group of comparable transactions.

      In using the market value method, Southard reached a valuation of First National of $22.20 per share (diluted) under the price to earnings method, and $25.60 per share (diluted) under the price to book value method as of September 30, 2003.

      INCOME APPROACH. The income approach is sometimes referred to as the investment value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Southard determined the net present value of the projected future benefits to shareholders using a discount rate of 14.2% (within an acceptable range considering the risk-return relationship Southard has observed most investors would demand for an investment of this type (small to medium-sized community banking companies)). The analysis indicated present value per share values consistent with the proposed transaction price.

      In utilizing the income approach, Southard took into account the earnings of First National’s subsidiary, First National Bank (the “Bank”), over the 1999-2003 period. Adjustments to reported earnings were made to reflect a peer level loan loss provision, adjusted for the Bank’s loans/assets ratio.

      Utilizing the income approaches to value First National’s stock, Southard determined that the value of First National’s stock as of September 30, 2003 under the synergistic price/earnings method was $20.45 per share (diluted) and that the value under the discounted future earnings method was $17.49 per share (diluted).

      After consideration of the asset based approach, the market approach, and the income approach, and applying a myriad of other factors together with its judgment and experience, Southard concluded that the cash consideration of $21.70 per share is fair to the shareholders of First National. Each of the market and income approaches, as discussed above and considered in concert, support the fairness, from the perspective of the cashed-out stockholders, of the cash consideration of $21.70 per share that the cashed-out stockholders are entitled to receive in connection with the merger.

      The table below shows the combined value of First National as of September 30, 2003. Southard believes that the weight assigned to each valuation approach properly reflects the relative importance of that approach for purposes of this valuation opinion.

                                            FIRST NATIONAL BANKSHARES CORPORATION
                                                  COMBINED VALUE PER SHARE
                                                  As of September 30, 2003

Valuation Methodology                      Value/Share       Weight     Product
---------------------                      -----------       ------     -------
Asset Based Approach                           $22.01          20%        $4.40
Market Approach-Guideline P/E Method            22.20          20%         4.44
Market Approach-Guideline P/BV Method           25.60          15%         3.84
Market Approach-Premium to Current Transaction  22.20          15%         3.33
Income Approach-Synergistic P/E Method          20.45          15%         3.07
Income Approach-Discounted Future Earnings      17.49          15%         2.62
                                                             ------     -------
COMBINED VALUE PER SHARE                                      100%       $21.70
                                                             ======     =======

     Based on the analysis presented above, the combined valuation of First National Bankshares Corporation was $21.70 per share as of September 30, 2003. No discount for lack of marketability is appropriate since the standard of value is enterprise basis.

      It should be noted that the Transaction price represents a premium of 11.6%-17.3% to the recent trading prices of $18.50-$19.45 per share. Trading volume has been very light during 2003, with average monthly volume of 2,500 to 3,000 shares (assuming both sides of the trades are reported). During the first eight and one-half months of 2003, the trading range was from $17.00 to $19.45 per share. Further, in late July a trade of 10,000 shares at $18.50 was made off the market, at a discount of about 5% to the price indicated for trades in July and August. Thus, the ability to sell a significant block of shares is very limited and would likely result in an adverse impact on the market value of the shares. Therefore, the proposed transaction price represents, in our opinion, a reasonable premium to the trading range.

      Finally, from the perspective of those stockholders of First National who will remain stockholders of First National after the merger, Southard has concluded, after analysis and conversations with First National senior management, that those stockholders are forecast to experience no earnings per share appreciation, and incur equity per share dilution, on an immediate post-merger basis.

      Alternatively, Southard projects that such stockholders will experience equity per share dilution of approximately $1.98, or 14.9% as a result of the transaction. Thereafter, annual equity per share dilution diminishes gradually, until book value per share returns to the pre-transaction level during the first quarter of 2005.

      Accordingly, based on all factors that Southard deems relevant and assuming the accuracy and completeness of the information and data provided, Southard concludes that the cash consideration of $21.70 per share that the cashed-out stockholders are entitled to receive in connection with the merger, is fair, from a financial standpoint, to all stockholders of First National, including those stockholders receiving the cash consideration as well as those stockholders of First National who will remain stockholders of First National after the merger.

      Prior to its engagement to assist the First National Board and management in connection with their analysis of a potential going-private transaction, Southard had not previously provided valuation or other professional services to First National. Southard has not previously served as a market maker for First National’s common stock.

      First National has agreed to pay Southard $20,000 for rendering the Valuation and the Southard Opinion. First National has also agreed to reimburse Southard for its reasonable out-of-pocket expenses and to indemnify Southard against certain liabilities, including liabilities under the federal securities laws.

      YOU ARE ENCOURAGED TO READ THE SOUTHARD OPINION IN ITS ENTIRETY. THE FULL TEXT OF THE SOUTHARD OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Based upon information received by First National upon request from the persons concerned, each person known by First National to be the beneficial owner of more than five percent of First National’s common stock, each director, named executive officer and all directors and executive officers of First National as a group, owned beneficially as of November ___, 2003, the number and percentage of outstanding shares indicated in the following table:

                                                          Beneficial Ownership             Pre Merger       (2)       Post Merger
                                                 ----------------------------------------
                                                                                 (1)       Ownership       Shares      Ownership
                                                     Direct       Indirect      Total          %         Eliminated        %
                                                 --------------- ----------- ------------ ------------- ------------- -------------
L. Thomas Bulla, Director,
   President & CEO(3)                           45,625            -          45,625        4.6%           -            5.5%
Michael G. Campbell, Director(4)                    12,754            -          12,754        1.3%           -            1.6%
David A. Carson, Director(5)                           -           10,290        10,290        1.0%           -            1.3%
Richard E. Ford, Sr., Director(6)                   22,230          2,225        24,455        2.5%           -            3.0%
Walter Bennett Fuller, Vice
    Chairman and Director                            9,750            -           9,750        1.0%           -            1.2%
G. Thomas Garten, Director(7)                        6,874          7,887        14,761        1.5%           -            1.8%
William D. Goodwin, Director(8)                      7,975            -           7,975        0.8%           -            1.0%
Lucie T. Refsland, Director(9)                       2,387            100         2,487        0.3%          100           0.3%
William R. Satterfield, Jr., Director(10)            6,545          2,000         8,545        0.9%           -            1.1%
Richard L. Skaggs, Director(11)                      2,795            -           2,795        0.3%           -            0.3%
Ronald B. Snyder, Chairman(12)
   and Director                                     14,405          9,000        23,405        2.4%           -            2.9%
Directors and Executive Officers
 of the Company as a group (15 persons)(13)        143,802         33,015       176,817       17.6%        2,188          21.0%
(1)	Included in the direct ownership are 19,300 fully vested stock options held by various Executive Officers. Such options are not expected to be exercised prior to the special meeting, therefore, the director and executive ownership expected to be represented and voted at the special meeting is 157,517 shares or 16.0% of the outstanding shares.
(2)	Shares eliminated are based upon current ownership status and the proposed 1,500 shares position required to be a surviving shareholder in First National.
(3)	Mr. Bulla has sole voting and investment authority for 23,150 shares and shared voting and investment authority for 12,875 shares. Included in Mr. Bulla's beneficial ownership are 9,600 fully vested and exercisable stock options.
(4)	Mr. Campbell has sole voting and investment authority for 12,354 shares and shared voting and investment authority for 400 shares.
(5)	Mr. Carson has investment authority for 10,290 shares held by a family limited partnership in which Mr. Carson is the general partner.
(6)	Mr. Ford has sole voting and investment authority for 12,155 shares and shared voting and investment authority for 10,075 shares. Included in Mr. Ford's beneficial ownership are 2,225 shares held by his spouse.
(7)	Mr. Garten has sole voting and investment authority for 6,874 shares. Included in Mr. Garten's beneficial ownership are 4,631 shares held by his spouse and 3,356 shares held by immediate family members.
(8)	Mr. Goodwin has sole voting and investment authority for 4,725 shares and shared voting and investment authority for 3,250 shares.
(9)	Ms. Refsland has sole voting and investment authority for 2,387 shares. Included in Ms. Refsland's beneficial ownership are 100 shares held by her spouse.
(10)	Mr. Satterfield has sole voting and investment authority for 6,545 shares. Included in Mr. Satterfield's beneficial ownership are 2,000 shares held by his spouse.
(11)	Mr. Skaggs has sole voting and investment authority for 1,170 shares and shared voting and investment authority for 1,625 shares.
(12)	Mr. Snyder has sole voting and investment authority for 1,625 shares and shared voting and investment authority for 12,780 shares. Included in Mr. Snyder's beneficial ownership are 4,500 shares held by a corporation in which he has a controlling interest, 2,500 shares held in a trust in which he has investment authority and 2,000 shares held by his spouse.
(13)	Shares beneficially owned by executive officers include sole and/or shared voting and investment authority of 2,762 shares, 1,000 shares held by a corporation in which an executive officer has voting authority, 513 shares held by immediate family members and 9,700 fully vested and exercisable stock options.

PROPOSAL ONE
APPROVAL OF THE MERGER AGREEMENT

SUMMARY

      First National and Merger Corp. entered into the merger agreement on October __, 2003. A copy of the merger agreement is attached to this proxy statement as Annex A. If the merger agreement is approved by First National’s stockholders, stockholders of First National holding less than 1,500 shares of First National stock will receive a cash payment of $21.70 per share (the “Merger Consideration”). The merger agreement requires the approval of the holders of at least a majority of the shares of First National’s common stock.

REASONS FOR THE TRANSACTION:

      Our primary reason for the merger is that after the merger our shares will no longer be registered under federal securities law. An additional reason for the merger is to decrease the expense and burden of dealing with First National’s high number of stockholders holding small positions in First National’s stock. First National’s board of directors and management are of the view that the recurring expense and burden of maintaining so many small stockholder accounts coupled with the costs associated with maintaining registration of First National’s common stock under Section 12 of the Exchange Act is not cost efficient for First National. Finally, First National believes that there is a very limited market for the shares of First National’s common stock, especially for sales of large blocks of such shares, and that First National’s stockholders derive little benefit from First National’s status as a publicly-held corporation.

THE PARTIES:

      o    First National is a West Virginia corporation and registered bank holding company.

      o    Merger Corp. is a recently-formed West Virginia corporation organized for the sole purpose of the merger. L. Thomas Bulla, the President & CEO of First National, is also the President and a director of Merger Corp. Charles A. Henthorn is the Secretary of First National and is also the Secretary of Merger Corp.

      o    The principal executive offices of both First National and Merger Corp. are located at One Cedar Street, Ronceverte, West Virginia 24970.

      o    The telephone number for both First National and Merger Corp. is (304) 647-4500.

EFFECT ON STOCKHOLDERS:

      If approved at the Special Meeting, the merger will affect First National stockholders as follows after completion:

Stockholder as of Effective Time                            Net Effect After Merger

Stockholders holding 1,500 or more                       Shares of common stock will continue to be
shares of First National common stock                   outstanding and stockholder will receive no cash.

Stockholders holding fewer than                              Shares of common stock will be cashed out at
1,500 shares of First National common stock          a price of $21.70 per share.

     As described below under “--The Merger Agreement--Conversion of Shares in the Merger,” the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or “street name”. In determining the number of shares held beneficially in street name by any stockholder, First National may, in its discretion, rely on “no objection” lists provided by any nominee holder. Further, after the Effective Time, First National will deliver to each stockholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such stockholder and requiring the stockholder to certify as to the number of shares actually held, whether in registered form or in street name. Letters of transmittal will be delivered to any stockholder who (a) holds of record fewer than 1,500 shares, or (b) according to records made available to First National from the nominee holder for any shares held in street name, holds fewer than 1,500 shares in street name or holds shares in street name and with respect to which First National is not provided by the nominee holder the number of shares so held.

In general, the merger can be illustrated by the following examples:

Hypothetical Scenario	Result
Ms. Smith is a registered stockholder who holds 1,000 shares of First National stock in her record account at the Effective Time. Ms. Smith holds no other shares.	Ms. Smith's 1,000 shares will be canceled and converted into the right to receive cash in the amount of $21.70 per share. (Note: If Ms. Smith wants to continue her investment in First National, she can buy at least 500 more shares of First National stock (preferably in her record account so as to make it more readily apparent that she holds 1,500 or more shares). Ms. Smith would have to act far enough in advance of the Effective Time so that the purchase is complete and registered on the books of First National before the Effective Time.)
Mr. Brown holds 1,000 shares of First National stock in a brokerage account as of the Effective Time. Mr. Brown holds no other shares.	Mr. Brown's 1,000 shares will be converted into the right to receive cash in an amount equal to $21.70 per share.
Mr. Jones holds 1,000 shares of First National stock in registered form and 1,000 shares in a brokerage account as of the Effective Time. Mr. Jones holds no other shares.	If either First National or Mr. Jones can establish to First National's satisfaction that he in fact holds greater than 1,500 shares, Mr. Jones' 2,000 shares will remain outstanding after the merger. Otherwise, First National will presume that all of the shares are held by a holder of fewer than 1,500 shares and were therefore canceled in the merger and converted into the right to receive cash in an amount equal to $21.70 per share. However, Mr. Jones would not be entitled to receive any cash for his shares in the merger, because he cannot certify to First National that he holds fewer than 1,500 shares as required by the merger agreement. Mr. Jones will be able to rebut the presumption that his shares were cashed out in the merger by certifying in the letter of transmittal sent to him after the Effective Time that he holds greater than 1,500 shares and providing First National such other information as it may request to verify that fact.

REASONS FOR THE MERGER

      First National’s reason for the merger is to cash-out the equity interests in First National of the approximately 457 record and beneficial holders of common stock that, as of the Effective Time, own fewer than 1,500 shares of common stock at a price determined to be fair by the entire Board of Directors in order (i) to reduce the number of stockholders of record of First National to fewer than approximately 167 persons in order to relieve First National of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act, by deregistering its common stock under the Exchange Act, (ii) to decrease the expense and burden of dealing with First National’s high number of stockholders holding small positions in First National’s stock and (iii) to permit cashed-out stockholders to receive cash for their shares without having to pay brokerage commissions. See “Special Factors--Background of the Merger Proposal” and “SPECIAL FACTORS --The Effects of the Merger” for a discussion regarding the burden of continued registration of the First National common stock and the intended benefits to First National of the Merger Proposal. If the merger is implemented, the officers and directors of First National (and other holders of 1,500 or more shares) will benefit by an increase in their percentage ownership of First National’s common stock, although the net book value of their holdings will decrease.

      The merger will provide those stockholders with fewer than 1,500 shares with a cost-effective way to cash out their investments, because First National will pay all transaction costs in connection with the merger. Moreover, First National will benefit from substantial cost savings as a result of the merger, as more fully described below.

      The Board believes that the disadvantages of having First National continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, First National is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that First National’s status as a public company may offer.

      First National incurs direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. First National incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since First National has relatively few executive personnel, these indirect costs can be substantial. First National’s direct and indirect costs related to being a public company are estimated to approximate $180,000 annually as follows:

         Independent accountants     $45,000
         SEC counsel                  25,000
         Allocation of internal
            resources:
               Executive and
               personnel salaries    100,000
         Printing, mailing and
            other expenses            10,000
                                      ------

                         Total      $180,000
                                    ========

      In light of these disproportionate costs, the Board believes that it is in the best interests of First National and its stockholders as a whole to eliminate the administrative burden and costs associated with being a public company.

      Although many of these factors have existed for some time, First National began to consider the merger during calendar year 2002, and based upon an analysis of its options, risks and expenses relating to remaining a public company, which is detailed in this Proxy Statement, approved the Merger Proposal. Another reason the Board approved the Merger Proposal is the continued illiquidity of the First National stock. You should read the discussion under “Special Factors--Background of the Merger Proposal” for more information relating to the background of the Merger Proposal and First National’s reasons for the Merger Proposal.

      The Board has determined that the Merger Proposal is the most expeditious and economical way of liquidating the holdings of stockholders having small share positions and changing First National’s status from that of a public company to that of a more closely-held, non-reporting company. You should read the discussion under “Special Factors--Recommendation of the Board of Directors; Fairness of the Merger Proposal” for more information regarding the Board’s reasons for the Merger Proposal.

      The Merger Proposal, if approved, will have divergent effects depending on whether you hold more, or fewer, than 1,500 shares of First National common stock as of the Effective Time. You should read the discussions under “Special Factors--The Effects of the Merger”; “SPECIAL FACTORS--Recommendation of the Board of Directors; Fairness of the Merger Proposal”; and “Proposal One--Effect of the Merger Proposal on First National Stockholders” for more information regarding the effects of the merger.

      The merger is structured to be a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will likely terminate First National’s reporting requirements under Section 12(g) of the Exchange Act. In connection with the Merger Proposal, First National and merger subsidiary have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

EFFECT OF THE MERGER PROPOSAL ON FIRST NATIONAL STOCKHOLDERS

STOCKHOLDERS WITH FEWER THAN 1,500 SHARES:

      If the Merger Proposal is implemented and you are a cashed-out stockholder (i.e., a stockholder holding fewer than 1,500 shares of First National common stock as of the Effective Time):

      o    You will receive cash equal to $21.70 for each share you hold.

      o    After the merger, you will have no further interest in First National with respect to your cashed-out shares, and you will no longer be entitled to vote as a stockholder or share in First National’s assets, earnings, or profits, if any. Your only right will be to receive cash for these shares.

      o     You will not have to pay any service charges or brokerage commissions in connection with the merger.

      o    All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

      o    You will not receive any interest on cash payments owed to you as a result of the merger.

      o    You will receive a transmittal letter from First National as soon as practicable after the Effective Time.

      The letter of transmittal will contain instructions on how to surrender your existing certificate(s), if applicable, to First National for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s), if applicable, in accordance with the instructions provided to you by First National, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

NOTE: If you want to continue to hold First National stock after the merger, you may do so by purchasing a sufficient number of shares of First National stock on the open market prior to the Effective Time so that you hold at least 1,500 shares as of the Effective Time.

STOCKHOLDERS WITH 1,500 OR MORE SHARES:

      If you hold 1,500 or more shares of First National common stock as of the Effective Time, your shares will remain outstanding after the merger unless you exercise dissenters’ rights.

EFFECT OF THE MERGER PROPOSAL ON FIRST NATIONAL

     The Merger Proposal will affect the public registration of First National’s common stock with the SEC under the Exchange Act, as First National intends to apply for such termination as soon as practicable after the merger. You should read the discussion under “SPECIAL FACTORS--The Effects of the Merger--Termination of Exchange Act Registration” for more information regarding the effect of the merger on the registration of First National’s shares under the Exchange Act.

      The Merger Proposal, if approved and effected, will reduce significantly the number of First National stockholders and the number of outstanding shares. You should read the discussion under “Special Factors--The Effects of the Merger--Reduction in the Number of Stockholders and the Number of Outstanding Shares” for more information regarding the reduction in the number of First National’s stockholders that would result from the merger. First National believes that completion of the merger and deregistration of First National’s common stock under the Exchange Act will cause the public market for shares of First National common stock to be eliminated.

      First National has no current plans to issue shares of its common stock other than pursuant to First National’s existing stock option plan, but First National reserves the right to do so at any time and from time to time at such prices and on such terms as First National’s Board determines to be in the best interests of First National and its then stockholders. Persons who continue as stockholders following implementation of the Merger Proposal will not have any preemptive or other preferential rights to purchase any of First National’s stock that may be issued by First National in the future, unless such rights are specifically granted to the stockholders. First National’s articles of incorporation expressly deny preemptive rights.

      First National does not know the total number of shares that will be purchased and the total cash to be paid by First National in the merger. Based on its stockholder records, First National believes that approximately 171,455 shares of common stock will have to be cashed out by First National. The actual amounts will depend on the number of cashed-out stockholders as of the Effective Time, which may vary from the number of such stockholders currently.

EXCHANGE AND PAYMENT PROCEDURES

      Soon after the merger becomes effective, First National will mail to each stockholder who appears may be entitled to a cash payment pursuant to the merger a letter of transmittal and instructions explaining how to exchange their stock certificates for cash. Upon surrender to First National of valid share certificates and properly completed letters of transmittal, along with such other documents as First National may reasonably require, cashed-out stockholders will be entitled to receive $21.70 in cash per share. Until surrendered in this manner, each stock certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the merger. No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by First National.

      YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM FIRST NATIONAL. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE MERGER IS COMPLETED.

APPRAISAL RIGHTS

      FIRST NATIONAL STOCKHOLDERS HAVE THE RIGHT TO DISSENT FROM THE MERGER IN ACCORDANCE WITH SECTIONS 31D-13-1301 et seq. OF THE WEST VIRGINIA BUSINESS CORPORATION ACT (“ARTICLE 13”). IF THE STATUTORY PROCEDURES ARE COMPLIED WITH AND THE MERGER IS CONSUMMATED, DISSENTING HOLDERS WOULD BE ENTITLED TO RECEIVE CASH EQUAL TO THE “FAIR VALUE” OF THE FIRST NATIONAL SHARES HELD BY THEM. YOU SHOULD READ “ANNEX C: SECTIONS 31D-13-1301 et seq. OF THE WEST VIRGINIA BUSINESS CORPORATION ACT,” WHICH CONTAINS A COMPLETE COPY OF THESE PROVISIONS. SUCH “FAIR VALUE” IS DETERMINED AS OF THE DAY IMMEDIATELY PRECEDING THE SPECIAL MEETING. ANY JUDICIAL DETERMINATION OF THE FAIR VALUE OF THE SHARES COULD BE BASED UPON CONSIDERATIONS OTHER THAN OR IN ADDITION TO THE CASH CONSIDERATION PAYABLE IN THE MERGER AND THE MARKET VALUE OF THE SHARES, INCLUDING ASSET VALUES, THE INVESTMENT VALUE OF THE FIRST NATIONAL SHARES AND ANY OTHER VALUATION CONSIDERATIONS GENERALLY ACCEPTED IN THE INVESTMENT COMMUNITY. THE VALUE SO DETERMINED FOR DISSENTING SHARES COULD BE MORE OR LESS THAN THE CASH CONSIDERATION PAYABLE IN THE MERGER, AND PAYMENT OF SUCH CONSIDERATION WOULD TAKE PLACE SUBSEQUENT TO PAYMENT PURSUANT TO THE MERGER.

      Article 13 provides that the statutory appraisal rights remedy provided under Article 13 to a stockholder objecting to the merger is the exclusive remedy for the recovery of the value of such stockholder’s shares or for money damages to such stockholder with respect to the merger. If First National complies with the requirements of Article 13, any stockholder who fails to comply with the requirements of that Article shall not be entitled to bring suit for the recovery of the value of his shares or for money damages to the stockholder with respect to the merger.

      The rights of dissenting holders of shares are governed by Article 13. The following summary of applicable provisions of Article 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Article 13, which is included herein as Annex C.

      A holder of First National shares as of the record date for the Special Meeting who files written notice of his or her intent to demand payment with First National prior to the vote on the merger at the Special Meeting, who has not voted in favor of the merger agreement and who has made a demand for compensation as provided under Article 13 is entitled under such provisions, as an alternative to receiving the consideration offered in the merger for all of his or her First National shares, to the fair value of his or her First National shares. The following is a summary of the procedural steps that must be taken if the appraisal rights are to be validly exercised.

      Any stockholder of First National may elect to exercise his or her right to dissent from the merger by filing with First National, at the address set forth below, prior to the vote on the merger at the Special Meeting, a written objection to the merger, setting out that such stockholder’s appraisal rights will be exercised if the merger is effected.

      Within ten (10) days of the effective date of the merger, First National will deliver or mail to such stockholder written notice that the merger has been effected and supply a form that specifies the date of the first announcement of the principle terms of the proposed corporation action and requires the dissenting stockholder to certify (1) whether or not the dissenting stockholder held beneficial ownership of his or her shares for which appraisal rights are asserted prior to the date of the announcement; and (2) that the stockholder did not vote in favor of the merger. First National’s notice also must state:

        o    Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited;

        o    A date by which First National must receive the form which date may not be fewer than forty (40) nor more than sixty (60) days after the date the appraisal notice and form are sent and state that the stockholder is deemed to have waived the right to demand appraisal unless the form is received by First National by the specified date;

      o    First National's estimate of the fair value of the shares;

        o    That, if requested in writing, First National will provide to the stockholder requesting, within ten (10) days after the date upon which the Company must receive the form, the number of stockholders who return the forms and the number of shares owned by them; and

     o    The date by which a stockholder may provide notice to withdraw his or her request for appraisal rights.

      First National’s notice also must be accompanied by Article 13. A dissenting stockholder who wishes to exercise appraisal rights must certify on the form sent by First National whether he or she acquired beneficial ownership of the shares prior to the date set forth in the notice, must execute and return the form and, in the case of certificated shares, deposit his or her stock certificates in accordance with the terms of the notice. Once a dissenting stockholder deposits his or her certificates or, in the case of uncertificated shares, returns the executed forms, the dissenting stockholder loses all rights as a stockholder unless he or she withdraws the request for appraisal rights.

      A dissenting stockholder may decline to exercise appraisal rights and withdraw from the appraisal process by notifying First National in writing by the date set forth in the appraisal notice. If the dissenting stockholder fails to withdraw from the appraisal process by the date given in the notice, he or she may not withdraw without First National’s written consent.

      Within thirty (30) days after receipt of the appraisal notice from the dissenting stockholder, First National shall pay in cash to those stockholders who properly exercise their appraisal rights, the amount that First National estimates to be the fair value of their shares, plus interest. This payment to each dissenting stockholder will be accompanied by:

        o    First National financial statements, consisting of a balance sheet as of the end of the most recent fiscal year, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

        o    A statement of First National’s estimate of the fair value of the shares, which must equal or exceed First National’s estimate given in the appraisal notice; and

        o A statement that dissenting stockholders have the right to demand further payment and that if any dissenting stockholder does not make a demand for further payment within the time period specified, the dissenting stockholder is deemed to have accepted the payment in full satisfaction of First National’s obligations under Article 13.

      First National may elect to withhold payment from any dissenting stockholder who does not certify that he or she had beneficial ownership of all of the shares for which he or she asserted appraisal rights prior to the date set forth in the appraisal notice. If First National elects to withhold payment, it must, within thirty (30) days after the appraisal notice is due, provide all dissenting stockholders holding “after acquired shares”:

        o    First National financial statements consisting of a balance sheet as of the end of the most recent fiscal year, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

      o     First National's estimate of fair value;

        o    That they may accept First National’s estimate of fair value, plus interest, in full satisfaction of their demands or demand payment under Section 31D-13-1326 of the West Virginia Business Corporation Act;

        o    That those dissenting stockholders who wish to accept the offer must notify First National within thirty (30) days after receiving the offer; and

        o    That those dissenting stockholders who do not satisfy the requirements for demanding appraisal under Section 31D-13-1326 of the West Virginia Business Corporation Act are deemed to have accepted First National’s offer. First National will pay all stockholders who accept the offer within ten (10) days after receiving the stockholder’s acceptance in full satisfaction of the stockholder’s demand. Within forty (40) days after sending notice, First National must pay in cash the amount it offered to each dissenting stockholder that did not qualify to demand appraisal under Section 31D-13-1326.

      If a dissenting stockholder is dissatisfied with the amount of payment, he or she must notify First National in writing of the dissenting stockholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest less any payment already made by First National. A stockholder of after acquired shares who is dissatisfied with that offer must reject the offer and demand payment of the dissenting stockholder’s stated estimate of the fair value of the shares plus interest.

      A dissenting stockholder who fails to notify First National in writing of the dissenting stockholders demand to be paid his or her stated estimate of the fair value plus interest within thirty (30) days after receiving First National’s offer of payment waives the right to demand payment and is entitled only to the payment made or offered by First National. If there is still a disagreement between First National and the dissenting stockholder after compliance by both parties with the provisions listed above, First National, within sixty (60) days after receiving the payment demand from the dissenting stockholder, shall commence proceeding and petition the court to determine the fair value of the shares and accrued interest. If First National does not commence the proceeding within the sixty (60) day period, it shall pay in cash to each dissenting stockholder the amount that the dissenting stockholder demanded plus interest. First National shall make all dissenting stockholders whose demands remain unsettled parties to the proceeding and all parties must be served with a copy of the petition.

      The jurisdiction of the court in the proceeding is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The stockholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

      Each stockholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the stockholder’s shares, plus interest, exceeds the amount paid by First National to the stockholder; or for the fair value, plus interest, of the stockholder’s shares for which First National elected to withhold payment.

      The court in an appraisal proceeding shall determine all costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against First National, except that the court may assess costs against some or all of the stockholders demanding appraisal, in amounts the court finds equitable to the extent the court finds the stockholders acted arbitrarily, vexatiously or not in good faith. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable:

        o    Against First National and in favor of any and all stockholders demanding appraisal if the court finds that First National did not substantially comply with the requirements of Article 13; or

        o    Against either First National or the stockholder(s) demanding appraisal, in favor of any other party, if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

      If the court finds that the services of counsel for any stockholder were of substantial benefit to other dissenting stockholders, and that fees for those services should not be assessed against First National, the court may award to counsel reasonable fees to be paid out of the amounts awarding to the dissenting stockholders who are benefited.

      To the extent First National fails to make a required payment pursuant to Article 13, the stockholder may sue directly for the amount owed and, to the extent successful, the stockholder is entitled to recover from First National all costs and expenses of that suit including counsel fees.

      A dissenting stockholder’s written objection to the merger and demand for payment must be in addition to and separate from any vote against the merger. Voting against the merger will not constitute the written notice required to be filed by a dissenting First National stockholder. A stockholder voting for the merger or not voting on the merger will be deemed to have waived his dissenters’ rights.

      Under Article 13 holders of record of First National shares are entitled to dissenters’ rights as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of First National shares and who wish to exercise dissenters’ rights with respect to the merger should consult promptly with the record holders of their shares as to the exercise of such rights. All written objections and demands for payment should be addressed to First National Bankshares Corporation, One Cedar Street, Drawer 457, Ronceverte, West Virginia 24970, Attention: Charles A. Henthorn, Secretary. All written objections and demand for payment must be received before the Special Meeting or be delivered at such meeting prior to the vote. Demands for payment must be made as described above.

      Any First National stockholder contemplating the exercise of dissenters’ rights is urged to review carefully the provisions of Article 13 relating to dissenters’ rights, which are attached hereto as Annex C.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

      We refer you to the information under the heading “Security Ownership of Certain Beneficial Owners and Management” for information regarding our current officers and directors and their stock ownership in First National. As a result of the merger, First National expects that (a) the percentage of ownership of common stock of First National held by current officers and directors of First National as a group will increase from 17.6% to approximately 21.0%, (b) the collective book value as of June 30, 2003, of the shares of First National common stock held by First National’s current officers and directors, as a group (including the effect of fully vested and exercisable stock options), will decrease from $2,345,000 on a historical basis to approximately $1,957,000 on a pro forma basis, and (c) the collective pro rata interest of First National’s current officers and directors, as a group, in the net income of First National for the year ended December 31, 2002, will increase from approximately $0.20 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options as of the record date) to approximately $0.27 per share on a pro forma basis (based on the number of shares First National anticipates such officers and directors to beneficially own including the effect of fully vested and exercisable stock options immediately after the merger). For a description of the assumptions First National used in determining the numbers of shares and related percentages that First National expects to be held by current officers and directors immediately after the merger, please see footnote (2) under “Security Ownership of Certain Beneficial Owners and Management.”

FEES AND EXPENSES

      First National estimates that merger-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $161,000, assuming the merger is completed. This amount consists of the following estimated fees:

         Description                        Amount
         ---------------                    ---------

Advisory fees and expenses                  $  21,000
Legal fees and expenses                       125,000
Accounting fees and expenses                    7,000
SEC filing fee                                  1,000
Printing, solicitation and mailing costs        7,000
                                                -----
Total                                        $161,000
                                             --------

In addition to the above fees, First National estimates that the origination fee for the trust preferred securities issuance will approximate $60,000.

REGULATORY REQUIREMENTS

In connection with the merger, First National will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

      o    filing of articles of merger with the Secretary of State of the State of West Virginia in accordance with the West Virginia Business Corporation Act after the approval of the merger agreement by First National’s stockholders; and

      o    complying with federal and state securities laws, including First National’s and Merger Corp.‘s filing, prior to the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission.

THE MERGER AGREEMENT

      This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this Proxy Statement and related annexes before deciding how to vote at the Special Meeting.

THE MERGER

      FNB Merger Corp, formed for the sole purpose of effecting the merger, will be merged with and into First National, which will be the surviving corporation. The merger will occur following the approval of the merger agreement by the First National stockholders and the satisfaction of other conditions to the merger.

CONVERSION OF SHARES IN THE MERGER

      The merger agreement provides that, at the effective time of the merger (the "Effective Time"):

      (a)      all outstanding shares of First National stock, whether Record Shares (as defined below) or Street Shares (as defined below), held of record by a Holder (as defined below) holding fewer than 1,500 shares of First National stock immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $21.70 per share (the "Merger Consideration"); provided, however, that First National may presume that all Street Shares are held by Holders holding fewer than 1,500 shares immediately prior to the Effective Time unless any of the Company, a beneficial owner of Street Shares or the Bank is able to demonstrate to First National's satisfaction that such shares are held beneficially by a Holder holding 1,500 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

      (b)      all outstanding shares of First National stock other than those described in paragraph (a) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

      (c)      the outstanding shares of Merger Corp. shall, without any action on the part of the holder thereof, be canceled.

      The merger agreement further provides that

     o     no Holder holding, of record or beneficially, immediately prior to the Effective Time 1,500 or more shares (including any combination of Record Shares and Street Shares) in the aggregate shall be entitled to receive any Merger Consideration with respect to the shares so held; and

     o     it is a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares held by such Holder that such Holder certify to First National in the letter of transmittal delivered by First National as described below that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 1,500 shares (including any combination of Record Shares and Street Shares in the aggregate.

      For purposes of the merger agreement:

     o     the term “Record Shares” means shares of First National stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of First National;

     o     the term “Street Shares” means shares of First National stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

      o     the term "Holder" means

      a)    any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record stockholders of First National, and

      b)    any other person or persons who would be deemed to be a "Holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

     The merger agreement provides that First National (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to

      o     make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions, and

     o     resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All such determinations by First National shall be final and binding on all parties, and no person or entity shall have any recourse against First National or any other person or entity with respect thereto.

      For purposes of the above provisions, First National may in its sole discretion, but shall not have any obligation to do so,

     o     presume that any shares of First National common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

     o     aggregate the shares held (whether of record or beneficially) by any person or persons that First National determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

      Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be “held of record” by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

      o     In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

     o     Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

     o     Securities identified as held of record by one or more persons as trustees, executors, guardians, and custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

      o    Securities held by two or more persons as co-owners shall be included as held by one person.

     o     Each outstanding unregistered or bearer certificate shall be included as held of record by a separate person, except to the extent that the issuer can establish that, if such securities were registered, they would be held of record, under the provisions of this rule, by a lesser number of persons.

     o     Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

      Rule 12g5-1 further provides in pertinent part that, notwithstanding the foregoing provisions:

      o    Securities held, to the knowledge of the issuer, subject to a voting trust, deposit agreement or similar arrangement shall be included as held of record by the record holders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities; PROVIDED HOWEVER, That the issuer may rely in good faith on such information as is received in response to its request from a non-affiliated issuer of the certificates or evidences of interest.

     o     If the issuer knows or has reason to know that the form of holding securities of record is used primarily to circumvent the provisions of Section 12(g) or 15(d) of the Exchange Act, the beneficial owners of such securities shall be deemed to be the record owners thereof.

EXCHANGE OF CERTIFICATES

      The merger agreement provides that promptly after the Effective Time, First National will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares that appear, based on information available to First National, may have been converted into the right to receive the Merger Consideration (other than shares as to which rights of dissent have been perfected) (“Certificates”), a letter of transmittal (which shall contain a certification as to the number of shares held and such other matters as First National may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to First National) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to First National, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 1,500 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the above provisions of the merger agreement, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares which is not registered in the share transfer records of First National, the Merger Consideration, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to First National, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

TIMING OF CLOSING

      If the merger agreement is approved by the First National stockholders, the merger closing will take place as soon as practicable after the Special Meeting, provided that all other conditions to the closing have been satisfied or waived. On the date the merger closes, articles of merger will be filed with the Secretary of State of the State of West Virginia. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of West Virginia.

DIRECTORS AND OFFICERS

      The merger agreement provides that the directors and officers of First National immediately prior to the effective time of the merger shall be the directors and officers of First National, as the surviving corporation, immediately after the merger.

ARTICLES OF INCORPORATION AND BYLAWS

      The merger agreement provides that the Articles of Incorporation and Bylaws of First National in effect immediately prior to the effective time of the merger shall be the Articles of Incorporation and Bylaws of First National, as the surviving corporation, immediately after the merger.

REPRESENTATIONS AND WARRANTIES

      The merger agreement contains customary representations and warranties made by First National and Merger Corp. regarding various matters, including representations by as to the enforceability of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

      The obligations of First National and merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

      o    approval of the merger agreement by the holders of at least a majority of the shares of our common stock entitled to vote; and

      o     no litigation is pending regarding the merger.

TERMINATION OF MERGER AGREEMENT

      The merger agreement may be terminated by either First National or Merger Corp. at any time prior to closing.

DIVIDEND POLICIES

         The following table summarizes dividends declared to date in 2003:
                                                                       Cash
                                    Record            Payable        Dividend
                                     Date              Date          Per Share
                                     ----              ----          ---------
        First Quarter           April 4, 2003     April 18, 2003     $   0.14
        Second Quarter           July 4, 2003      July 18, 2003         0.13
        Third Quarter         October 3, 2003   October 17, 2003         0.13
                                                                     ----------
         Total dividends declared to date                            $   0.40
                                                                     ==========

      First National paid total dividends during each of 2001 and 2002 of $0.54 and $0.46 per share, respectively. See discussion under “Capital” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Stockholders’ Equity” in Note 11 to the consolidated financial statements herein incorporated by reference from First National’s 2002 Annual Report to Stockholders transmitted to stockholders with this Proxy Statement for further discussion of the payment of dividends and restrictions.

      The First National board, in its discretion, will determine whether to declare and pay dividends in the future. Any future declaration and payment of dividends will depend upon:

      o     First National's results of operations;

      o     First National's earnings and financial condition;

      o    contractual limitations;

      o    cash requirements;

      o     future prospects;

      o     applicable law; and

      o     other factors deemed relevant by First National's board of directors.

SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical consolidated financial data are derived from, and qualified by reference to, First National’s Consolidated Financial Statements and the notes thereto included in First National’s 2002 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which are available to stockholders upon request. You should read the selected historical consolidated financial information in conjunction with the Consolidated Financial Statements of First National and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in First National’s 2002 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                               AS OF AND
                                                                             FOR THE SIX
                                                                            MONTHS ENDED
                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,       JUNE 30,
                                 -----------------------------------------      ----------
                                 1998     1999     2000      2001      2002        2003
                                ------   ------   ------    ------    ------    ----------

Total interest income           $7,564   $7,707   $8,761    $9,224    $8,692      $ 4,216
Total interest expense           3,372    3,390    4,079     4,123     2,925        1,167
   Net interest income           4,192    4,317    4,682     5,101     5,767        3,049
Provision for loan losses          449      100       73       257       304          175
   Net interest income after
     provision for loan losses   3,743    4,217    4,609     4,844     5,463        2,874
Non-interest income                445      455      432       671       991          565
Non-interest expense             3,167    3,175    3,403     3,743     4,741        2,465
   Income before income taxes    1,021    1,497    1,638     1,772     1,713          974
Income tax expense                 297      495      538       572       569          328
   Net Income                      724    1,002    1,100     1,200     1,144          646

Per share data:
 Basic earnings per share        $0.75    $1.04    $1.14     $1.23     $1.16        $0.66
 Diluted earnings per share       0.75     1.03     1.13      1.22      1.16         0.66
 Dividends per share              0.33     0.42     0.52      0.54      0.46         0.27
 Dividends payout ratio          43.64%   40.38%   45.76%    43.93%    39.52%       41.10%

Total assets                   $98,353 $104,829 $114,875  $131,319  $151,808     $162,885
Stockholders' equity             9,747   10,151   10,986    11,822    12,579       13,041
Tier 1 capital                   9,754   10,354   11,027    11,810    12,523       12,903
Weighted average number
   of shares outstanding for
   diluted earnings per
   share calculation           968,154  969,999  972,575   981,215   984,782      986,552
Return on average assets          0.75%    0.96%    1.00%     0.94%     0.80%        0.84%
Return on average equity          7.59%   10.08%   10.19%    10.47%     9.42%       10.10%

OTHER MATTERS

      Management of First National knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

      First National files reports, proxy and information statements and other information with the SEC. Copies of these reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at the following locations:

WASHINGTON, D.C. Judiciary Plaza Room 1024 Washington, D.C. 20549	CHICAGO, ILLINOIS Citicorp Center 500 West Madison Street Chicago, Illinois 60661

      Copies of these reports, proxy and information statements and other information can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding First National, including the reports, proxy and information statements and other information incorporated by reference herein as more fully described below.

      First National and Merger Corp. filed a Schedule 13E-3 under the Exchange Act in connection with the merger. You may inspect and copy the Schedule 13E-3 at any of the SEC locations listed above. This document does not contain all of the information contained in the Schedule 13E-3 because certain parts have been omitted in accordance with the rules and regulations of the SEC. You may inspect and copy the Schedule 13E-3 at any of the SEC locations listed above.

ADDITIONAL DOCUMENTS AND OTHER INFORMATION
INCORPORATED BY REFERENCE

      The rules and regulations of the SEC allow First National to incorporate into this document by reference certain reports, proxy and information statements and other information, which means that important information may be disclosed to you by First National by referring you to another report, proxy or information statement or other information filed separately by First National with the SEC. The reports, proxy and information statements and other information incorporated into this document by reference are deemed to be part of this document, except for any information superseded by information contained in, or incorporated by reference into, this document. This document hereby incorporates by reference the reports listed below, which have been previously filed by First National with the SEC, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward looking statement safe harbor contained in such document is excluded, and is not incorporated herein by reference. The following reports contain information about First National and its financial condition, results of operations and business that are important to you, and we encourage you to read it carefully in connection with your review of this document.

      (1)      Annual Report on Form 10-K, filed by First National with the SEC on March 28, 2003, to report results for its fiscal year ended December 31, 2002.

      (2)      The Consolidated Financial Statements, and the notes thereto, of First National as of and for its fiscal year ended December 31, 2002, set forth on pages 23-46 of First National's Form 10-K, filed with the SEC on March 28, 2003.

      (3)      The discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth on pages 10-22 of First National's Form 10-K, filed with the SEC on March 28, 2003.

      (4)      Quarterly Report on Form 10-Q, filed by First National with the SEC on May 15, 2003, to report results for its fiscal quarter ended March 31, 2003.

      (5)      Quarterly Report on Form 10-Q, filed by First National with the SEC on August 14, 2003, to report results for its fiscal quarter ended June 30, 2003.

      (6)      Periodic report on Form 8-K filed by First National with the SEC on October 30, 2003, to announce First National's earnings for the quarter ended September 30, 2003 and for the nine month period ended September 30, 2003.

      First National is also incorporating by reference all additional reports, proxy and information statements and other information filed by First National with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the Special Meeting described herein.

      First National has supplied all information contained in or incorporated by reference in this document relating to First National, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference.

      YOU MAY HAVE BEEN SENT SOME OF THE REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT BY FIRST NATIONAL, BUT YOU CAN ALSO OBTAIN ANY OF THEM THROUGH THE SEC AT THE LOCATIONS DESCRIBED ABOVE, OR THROUGH FIRST NATIONAL AT THE ADDRESS BELOW. FIRST NATIONAL WILL PROVIDE TO YOU, WITHOUT CHARGE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF ANY WRITTEN OR ORAL REQUEST BY YOU, A COPY OF ANY REPORT, PROXY OR INFORMATION STATEMENT OR OTHER

INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT BY FIRST NATIONAL. YOU SHOULD DIRECT YOUR REQUEST TO THE FOLLOWING ADDRESS:

      FIRST NATIONAL BANKSHARES CORPORATION
      One Cedar Street, Drawer 457
      Ronceverte, West Virginia 24970
      Attn: Charles A. Henthorn, Secretary

           By Order of the Board of Directors
           Charles A. Henthorn
           Secretary

Dated: November __, 2003

ANNEX A

AGREEMENT AND PLAN OF MERGER

ANNEX A

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger dated effective as of October __, 2003 (this “Agreement”), is entered into by and between First National Bankshares Corporation, a West Virginia corporation (the “Company”), and FNB Merger Corporation, a West Virginia corporation (“Merger Corp.”).

WITNESSETH

      WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of West Virginia having its principal office in Ronceverte, West Virginia, with authorized capital stock consisting of 10,000,000 shares (“Shares”) of common stock, $1.00 par value per share (the “Company Stock”), of which 985,055 shares are issued and outstanding; and

      WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of West Virginia, with authorized capital stock consisting of ten (10) shares of common stock, $1.00 par value per share (the “Merger Corp. Stock”), of which ten (10) shares are issued and outstanding; and

      WHEREAS, the boards of directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the “Merger”) with the Company surviving the Merger;

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

MERGER

      1.01.    GENERAL. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

      1.02.    NAME AND ORGANIZATION. The name of the Surviving Corporation shall remain and thereafter be "First National Bankshares Corporation" The Articles of Incorporation and Bylaws of the Company in effect at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

      1.03.    RIGHTS AND INTERESTS. At the Effective Time, all rights, franchises, and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately prior to the Effective Time.

      1.04.    LIABILITIES AND OBLIGATIONS. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

      1.05.    DIRECTORS AND OFFICERS. The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors, advisory directors, and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

      1.06.    ADOPTION. Unless contrary to the laws of the State of West Virginia or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

ARTICLE II

TERMS OF THE MERGER

      2.01.    GENERAL. The manner of exchanging and converting the issued and outstanding shares of Company Stock and Merger Corp. Stock shall be as hereinafter provided in this Article II.

      2.02.    CONVERSION AND CANCELLATION OF STOCK. At the Effective Time,

      (a)    all outstanding shares of Company Stock, whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 1,500 Shares immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $21.70 per share of Company Stock (the "Merger Consideration"); provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 1,500 Shares immediately prior to the Effective Time unless either the Company or a beneficial owner of Street Shares are able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding 1,500 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

     (b)    all outstanding shares of Company Stock other than those described in paragraph (a) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

     (c)    the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled.

     In no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 1,500 or more Shares (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the Shares so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the Shares held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 1,500 Shares (including any combination of Record Shares and Street Shares) in the aggregate.

      For purposes hereof,

      (1)    the term "Record Shares" shall mean shares of Company Stock other than Street Shares and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

      (2)    the term "Street Shares" shall mean shares of Company Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

     (3)     the term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the Shares such person holds beneficially either in street name or as a customer of the Trust and Investment Management Department of the Bank were held of record by such person or persons; and

     (4)    the term "Cash-Out Shares" shall mean any shares of Company Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 2.02.

     The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

     For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Company Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the Shares held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of Shares held by such Holder.

     2.03    EXCHANGE OF CERTIFICATES.

     (a)    PAYMENT PROCEDURE. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares that appear, based on information available to the Company, may have been converted into the right to receive the Merger Consideration (other than Shares as to which rights of dissent have been perfected as provided in Section 2.04) ("Certificates"), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the share transfer records of the Company, the Merger Consideration, if any, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     (b)    ABANDONED PROPERTY LAWS. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.04.    APPRAISAL RIGHTS OF SHAREHOLDERS. Shareholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Sections 31D-13-1301 et seq. of the West Virginia Business Corporation Act.

ARTICLE III

REPRESENTATIONS, WARRANTIES, AND COVENANTS
OF THE COMPANY

     The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

      3.01.     ORGANIZATION. The Company is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of West Virginia. The Company has the corporate power to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

      3.02.    GOVERNMENTAL AUTHORIZATIONS. The Company is in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations, and orders, including, without limitation, those imposing taxes. The approval, execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, subject to the receipt of the consents and approvals described in Section 6.03 below, will not violate in any material respect any provision of, or constitute a default under, any applicable law, rule, or regulation of any governmental agency or instrumentality, either domestic or foreign, applicable to the Company.

      3.03.    NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party, and will not conflict with any provisions of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, and will not constitute an event that with the lapse of time or action by a third party could result in any default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or upon the Company Stock.

      3.04.    NO CONFLICT WITH JUDGMENTS OR DECREES. The consummation of the transactions in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company is a party or is subject.

      3.05.    APPROVAL OF AGREEMENTS. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by the Company. The Company has full corporate power, authority, and legal right to enter into this Agreement.

      3.06.    CAPITAL STOCK. The authorized capital stock of the Company consists solely of the Company Stock, all of the shares of which are validly issued, fully paid, and not issued in violation of the preemptive rights of any shareholder.

ARTICLE IV

REPRESENTATIONS, WARRANTIES, AND COVENANTS
OF MERGER CORP.

      Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date as follows:

      4.01.     ORGANIZATION. Merger Corp. is a West Virginia corporation duly incorporated, validly existing, and in good standing under the laws of the State of West Virginia. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification.

      4.02.    CAPITAL STOCK. The authorized capital stock of Merger Corp. consists solely of the Merger Corp. Stock, of which ten (10) shares are currently issued and held by the Company. There are no outstanding subscriptions, warrants, options, or rights of any kind to acquire from Merger Corp. any shares of Merger Corp. Stock, other equity securities, or debt securities.

      4.03.    SUBSIDIARIES OR AFFILIATES. Merger Corp. does not own of record or beneficially, and is not obligated to acquire any capital stock, other equity securities, debt securities, or other interest of or in any corporation, government, or other entity. Between the date hereof and the Effective Time, Merger Corp. will not create or acquire any subsidiaries without the prior written consent of the Company.

      4.04.    APPROVAL OF AGREEMENTS. The Board of Directors of Merger Corp. has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery by Merger Corp. of this Agreement. Merger Corp. has full corporate power, authority, and legal right to enter into this Agreement and, upon appropriate vote of the shareholders of Merger Corp., to approve this Agreement and consummate the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF MERGER CORP.

      The obligations of Merger Corp. to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

      5.01.    LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

      5.02.    REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

      6.01.    LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

      6.02.    REPRESENTATIONS AND WARRANTIES. All representations and warranties of Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Merger Corp. shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

      6.03.    SHAREHOLDER APPROVAL. This Agreement shall have been approved by a vote of the holders of not less than a majority of the outstanding shares of Company Stock.

ARTICLE VII

EXPENSES

     Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

ARTICLE VIII

CLOSING DATE AND EFFECTIVE TIME

     The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The “Closing Date” shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The “Effective Time” is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the Secretary of State of West Virginia, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of West Virginia.

ARTICLE IX

AMENDMENTS

      This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto prior to the Closing Date.

ARTICLE X

TERMINATION

      This Agreement may be terminated by either the Company or Merger Corp. at any time prior to the Effective Time. In the event of a termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

ARTICLE XI

NOTICES

      All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

           If to the Company, at

                One Cedar Street
                Ronceverte, West Virginia 24970

           If to Merger Corp, at

                One Cedar Street
                Ronceverte, West Virginia 24970

ARTICLE XII

MISCELLANEOUS

      12.01.    FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

      12.02.    SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

      12.03.    CONSTRUCTION. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

      12.04.    GENDER. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

      12.05.    HEADINGS. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

      12.06.    MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      12.07.    GOVERNING LAW. THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE.

      12.08.     COURT COSTS AND ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

      12.09.    INUREMENT. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

      12.10.     WAIVERS. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

      12.11.    ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

FIRST NATIONAL BANKSHARES CORPORATION By: /s/ Title: President and Chief Executive Officer FNB MERGER CORP. By: /s/ Title: President

ANNEX B

OPINION OF
SOUTHARD FINANCIAL

FAIRNESS OPINION

FIRST NATIONAL BANKSHARES
CORPORATION

Report Dated
October 13, 2003

October 13, 2003

Board of Directors
First National Bankshares Corporation
Ronceverte, West Virginia

RE: Fairness Opinion Relative to a Proposed Go Private Transaction

Directors:

The Board of Directors of First National Bankshares Corporation (“First National” or the “Company”) retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of a proposed go-private transaction (the “Transaction”). This opinion is based upon financial information through August 31, 2003.

Southard Financial and its principals have no past, present, or contemplated future interest in First National or the conclusion of this opinion. Further, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Southard Financial for the opinion is in no way contingent upon the conclusion of the opinion.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

     o     A review of the financial performance and position of First National and the market value (trading range and activity) of its common stock;

     o     A review of recent bank merger transactions in the United States, West Virginia, and surrounding states; o    A review of the current and historical market prices of bank holding companies in the United States, West Virginia, and surrounding states;

      o    A review of the investment characteristics of the common stock of First National;

      o    A review of the proposed terms of the Transaction; and,

      o    An evaluation of other factors as was considered necessary to render this opinion.

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents cited in Exhibit 1 pertaining to First National and the proposed Transaction. Southard Financial visited with the management and legal counsel of First National. Details pertaining to First National are contained in Southard Financial’s file.

Board of Directors
First National Bankshares Corporation

THE PROPOSED TRANSACTION

As part of the Transaction, First National expects to acquire approximately 171,455 shares at a price of $21.70 per share, or a total consideration of approximately $3.72 million. The Transaction will be funded through the issuance of trust preferred securities. The proposed Transaction represents the following pricing ratios (based upon the most recent released financial results):

      Price/Diluted Book Value ($13.47 per share at 9/30/03)           161.1%
      Price/Earnings ($1.35 per share annualized)                      16.04x
      Price/Assets at June 30, 2003                                    13.18%
      Premium to Recent Market Price ($18.50 per share)                 17.3%

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed transaction. The review process included considerations regarding First National and the proposed Transaction. The major considerations are as follows:

First National Bankshares Corporation

      o    Historical earnings;
           o    Historical dividend payments;
           o    Outlook for future performance, earnings, and dividends;
           o    Economic conditions and outlook in First National’s market;
           o    The competitive environment in First National’s market;
           o    Comparisons with peer banks;
           o    Recent minority stock transactions in First National’s common stock; and,
           o    Other such factors as were deemed appropriate in rendering this opinion.

Market Factors

o     Historical and current bank merger pricing; and,
o     Historical and current market pricing for publicly traded banks and bank holding companies.

The Proposed Transaction

o    The price paid to the cashed-out shareholders of First National; and,
o    The impact on the investment value to the shareholders not cashed-out in the transaction.

Board of Directors
First National Bankshares Corporation

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and should not be interpreted based upon partial analyses.

In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of First National. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

Fairness of the Transaction Price-Cashed Out Shareholders

Comparison with Recent Control Bank Transactions

Based upon the transaction price of $21.70 per share, the Transaction price represents the following pricing ratios:

        Price/Diluted Book Value ($13.47 per share at 9/30/03)           161.1%
        Price/Earnings ($1.35 per share annualized)                      16.04x
        Price/Assets at June 30, 2003                                    13.18%

The price/book ratio is below the average price/book ratio for the selected whole-bank transactions during the first eight months of 2003 (218.7%).

The price/earnings ratio is also below the average price/earnings ratio for the selected whole-bank transactions during the first eight months of 2003 (22.5x). However, adjusted to eliminate low performing acquired banks (ROE below 8%), the average price/earnings ratio falls to 20.4x, nearer that of the proposed transaction.

The price/asset ratio is below the average ratio for the selected whole-bank transactions during the first eight months of 2003 (18.90%).

Thus, on balance the implied pricing ratios are below observed market pricing for whole-bank transactions, but not inconsistent with the valuation premise of enterprise value.

Board of Directors
First National Bankshares Corporation

Analysis of Liquidity

The Transaction price of $21.70 per share represents a premium of 11.6%-17.3% to the most recent traded price for First National common stock ($18.50 to $19.45 per share in the third quarter of 2003). However, it should be noted that the Company’s shares trade (“FNWV”) on the Over the Counter Bulletin Board, which is sponsored by NASDAQ (listed in December 2001). Trading volume has been very light during 2003, with average monthly volume of 2,500 to 3,000 shares (assuming both sides of the trades are reported). During the first eight and one-half months of 2003, the trading range was from $17.00 to $19.45 per share. Further, in late July a trade of 10,000 shares at $18.50 was made off the market, at a discount of about 5% to the price indicated for trades in July and August. Thus, the ability to sell a significant block of shares is very limited and would likely result in an adverse impact on the market value of the shares. Therefore, the proposed transaction price represents, in our opinion, a reasonable premium to the trading range.

Discounted Cash Flow Analysis

Based upon a pro-forma discounted cash flow analysis, Southard Financial determined the value of First National based upon adding (i) the present value of the estimated future dividend stream that First National could generate over the next five to ten year period; and, (ii) the present value of the “terminal value” of First National common stock at the end of the period. To determine a projected dividend stream, Southard Financial used an estimate of ongoing earnings for 2003, assumed annual growth in earnings and assets of 5%-10%, and assumed a dividend pay-out ratio of 40%-60%. The “terminal value” of First National common stock at the end of the projection period was determined by applying price/earnings multiples of 18-20 times projected net income in the final year of the analysis. The dividend stream and terminal value were discounted to the present using discount rates between 13% and 16%, which Southard Financial viewed as the appropriate discount rate range for a company with First National’s risk characteristics. Using this analysis, the implied value of First National was consistently at or below the proposed Transaction price.

Summary of Analyses

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of First National. Throughout the due diligence process, Southard Financial relied upon all information provided by First National and third party sources without independent verification.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders of First National is fair, from a financial point of view.

Board of Directors
First National Bankshares Corporation

Fairness Analysis-Remaining Shareholders

Impact on First National’s Capital Ratio and Return on Equity

The Transaction will reduce First National’s capital ratio from 8.01% at June 30, 2003 to 5.56% on a pro forma basis (and including the issuance of trust preferred securities). However, First National’s Tier I capital will decline just 6.7% from $12.90 million as of June 30, 2003 to $12.04 million on a pro forma basis, remaining “well capitalized” for bank regulatory purposes. Further, the reduction in the capital ratio from the Transaction will increase the Company’s return on average equity by approximately 80 to 170 basis points.

Impact of Transaction on First National’s Performance and Financial Position

Southard Financial reviewed the impact of the proposed transaction on the earnings per share and book value per share of First National. Further, Southard Financial reviewed pro forma financial statements provided by management, which were based upon First National’s historical financial statements, adjusted to reflect the terms of the Transaction.

Earnings Per Share: Based upon the terms of the Transaction, the pro forma financial statements, and our analysis, it is reasonable to expect that earnings per share post-Transaction will not be substantially different than if First National does not consummate the Transaction.

Book Value: Reported book value of First National was $13.26 per share at June 30, 2003. Had the Transaction occurred on that date, book value would have declined to $11.28 per share, or by $1.98 per share (14.9%). Based upon the non-dilutive impact on earnings per share, book value would likely return to its pre-Transaction level during the first quarter of 2005.

Fundamental Analysis: Southard Financial reviewed the financial characteristics of First National with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared First National to a universe of publicly traded banks and bank holding companies. Based upon the terms of the Transaction and the pro forma financial statements, First National’s capital ratio and return on average equity (relative to the industry average) would be largely unchanged after the Transaction.

Expected Impact on Per Share Value

Based upon the factors outlined above, it is reasonable to expect that the impact of the Transaction on the value per share will not be adverse. However, it should be noted that the shares will no longer be listed.

Board of Directors
First National Bankshares Corporation

Summary of Analyses

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of First National.

Throughout the due diligence process, Southard Financial relied upon all information provided by First National and third party sources without independent verification.

Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the proposed transaction to the shareholders of First National is expected to be favorable.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders in the Transaction is fair, from a financial viewpoint, to the remaining shareholders of First National.

Thank you for this opportunity to be of service to the shareholders of First National Bankshares Corporation

Sincerely yours, SOUTHARD FINANCIAL

Attachments:

Exhibit 1: First National Bankshares Corporation, Document Review List

EXHIBIT 1
FIRST NATIONAL BANKSHARES CORPORATION
DOCUMENT REVIEW LIST

1.	Audited financial statements of First National Bankshares Corporation for the years ended December 31, 1998-2002
2.	Consolidated Reports of Condition and Income for Bank with Domestic Offices Only, First National Bank, for the quarter ended June 30, 2003
3.	Consolidated 2003 Budget of First National Bankshares Corporation
4.	Uniform Bank Performance Report of First National Bank for the period ended June 30, 2003
5.	Internal financial statements of First National Bankshares Corporation for the period ended August 31, 2003
6.	Parent company only financial statements (FR Y-9 SP and audited) of First National Bankshares Corporation for the periods ended December 31, 1998-2002 and June 30, 2003
7.	Historical market prices and trading volume of the common stock of First National Bankshares Corporation
8.	Pro Forma financial statements of First National Bankshares Corporation
9.	Additional pertinent information deemed necessary to render this opinion

ANNEX C

SECTIONS 31D-13-1301 et seq.
OF THE
WEST VIRGINIA BUSINESS CORPORATION ACT

ANNEX C

WEST VIRGINIA CODE ANNOTATED

CHAPTER 31D. WEST VIRGINIA BUSINESS CORPORATION ACT
ARTICLE 13. APPRAISAL RIGHTS
PART I. RIGHT TO APPRAISAL AND PAYMENT FOR SHARES
W. Va. Codess.31D-13-1301 (2003)

§ 31D-13-1301. Definitions

In this article:

(1)  "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two [ss.31D-13-1302] of this article, a person is deemed to be an affiliate of its senior executives.

(2)  "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)  "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two [ss.ss.31D-13-1322 through 31D-13-1326, 31D-13-1330 and 31D-13-1331], one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4)  "Fair value" means the value of the corporation's shares determined:

(A)  Immediately before the effectuation of the corporate action to which the shareholder objects;

(B)  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C)  Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two [ss.31D-13-1302] of this article.

(5)  "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)  "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7)  "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)  "Senior executive" means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9)  "Shareholder" means both a record shareholder and a beneficial shareholder.

§ 31D-13-1302. Right to appraisal

(a)  A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1)  Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four [ss.31D-11-1104], article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five [ss.31D-11-1105], article eleven of this chapter;

(2)  Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3)  Consummation of a disposition of assets pursuant to section one thousand two hundred two [ss.31D-12-1202], article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4)  An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5)  Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b)  Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1)  Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A)  Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc.; or

(B)  Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2)  The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A)  The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B)  The day before the effective date of the corporate action if there is no meeting of shareholders.

(3)  Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), section (b) of this section at the time the corporate action becomes effective.

(4)  Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c)  Notwithstanding any other provision of section one thousand three hundred two [ss.31D-13-1302] of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d)  A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1)  Was not effectuated in accordance with the applicable provisions of article ten [ss.ss.31D-10-1001 et seq.], eleven [ss.ss. 31D-11-1101 et seq.] or twelve [ss.ss.31D-12-1201 et seq.] of this chapter or the corporation's articles of incorporation, bylaws or board of directors' resolution authorizing the corporate action; or

(2)  Was procured as a result of fraud or material misrepresentation.

§31D-13-1303. Assertion of rights by nominees and beneficial owners

(a)  A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b)  A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1)  Submits to the corporation the record shareholder's written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two [ss.31D-13-1322] of this article; and

(2)  Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 31D-13-1320. Notice of appraisal rights

(a)  If proposed corporate action described in subsection (a), section one thousand three hundred two [ss.31D-13-1302] of this article is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)  In a merger pursuant to section one thousand one hundred five [ss.31D-11-1105], article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two [ss.31D-13-1322] of this article.

§ 31D-13-1321. Notice of intent to demand payment

(a)  If proposed corporate action requiring appraisal rights under section one thousand three hundred two [ss.31D-13-1302] of this article is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)  Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

(2)  Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b)  A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§ 31D-13-1322. Appraisal notice and form

(a)  If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two [ss. 31D-13-1302] of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one [ss.31D-13-1321] of this article. In the case of a merger under section one thousand one hundred five [ss.31D-11-1105], article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)  The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1)  Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2)  State:

(A)  Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B)  A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C)  The corporation's estimate of the fair value of the shares;

(D)  That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E)  The date by which the notice to withdraw under section one thousand three hundred twenty-three [ss.31D-13-1323] of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3)  Be accompanied by a copy of this article.

§ 31D-13-1323. Perfection of rights; right to withdraw

(a)  A shareholder who receives notice pursuant to section one thousand three hundred twenty-two [ss.31D-13-1322] of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section one thousand three hundred twenty-five [ss.31D-13-1325] of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

(b)  A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two [ss.31D-13-1322] of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation's written consent.

(c)  A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two [ss.31D-13-1322] of this article, is not entitled to payment under this article.

§ 31D-13-1324. Payment

(a)  Except as provided in section one thousand three hundred twenty-five [ss.31D-13-1325] of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two [ss. 31D-13-1322] of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three [ss.31D-13-1323] of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)  The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1)  Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

(2)  A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two [ss.31D-13-1322] of this article; and

(3)  A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six [ss.31D-13-1326] of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation's obligations under this article.

§ 31D-13-1325. After-acquired shares

(a)  A corporation may elect to withhold payment required by section one thousand three hundred twenty-four [ss.31D-13-1324] of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two [ss.31D-13-1322] of this article.

(b)  If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two [ss.31D-13-1322] of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1)  Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four [ss. 31D-13-1324] of this article;

(2)  Of the corporation's estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four [ss.31D-13-1324] of this article;

(3)  That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six [ss.31D-13-1326] of this article;

(4)  That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer; and

(5)  That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six [ss.31D-13-1326] of this article are deemed to have accepted the corporation's offer.

(c)  Within ten days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d)  Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§31D-13-1326. Procedure if shareholder dissatisfied with payment or offer

(a)  A shareholder paid pursuant to section one thousand three hundred twenty-four [ss.31D-13-1324] of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five [ss.31D-13-1325] of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

(b)  A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation's payment or offer of payment under sections one thousand three hundred twenty-four [ss.31D-13-1324] or one thousand three hundred twenty-five [ss.31D-13-1325] of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

§ 31D-13-1330. Court action

(a)  If a shareholder makes demand for payment under section one thousand three hundred twenty-six [ss.31D-13-1326] of this article, which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b)  The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c)  The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d)  Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five [ss.31D-13-1325] of this article.

§ 31D-13-1331. Court costs and counsel fees

(a)  The court in an appraisal proceeding commenced under section one thousand three hundred thirty [ss.31D-13-1330] of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b)  The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)  Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty [ss.31D-13-1320], one thousand three hundred twenty-two [ss.31D-13-1322], one thousand three hundred twenty-four [ss.31D-13-1324] or one thousand three hundred twenty-five [ss.31D-13-1325], of this article; or

(2)  Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c)  If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)  To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four [ss.31D-13-1324], one thousand three hundred twenty-five [ss.31D-13-1325], or one thousand three hundred twenty-six [ss. 31D-13-1326] of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

FIRST NATIONAL BANKSHARES CORPORATION
One Cedar Street, Drawer 457
Ronceverte, West Virginia 24970
(304) 647-4500

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER __, 2003

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned stockholder of First National Bankshares Corporation (the “Company”) hereby appoints _____________ and ___________________, and each of them separately, with full power of substitution, proxies to vote all shares of Company common stock, par value $1.00 per share, that the undersigned is entitled to vote at the close of business on November __, 2003, at the Special Meeting of Stockholders to be held on December __, 2003 at ______, or any adjournment(s) thereof, on the following proposals:

1.	PROPOSAL TO APPROVE AND ADOPT the Agreement and Plan of Merger dated as of October ____, 2003, by and between the Company and FNB Merger Corp., and the consummation of the transactions contemplated thereby.
/ / FOR	/ / AGAINST	/ / ABSTAIN

      IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE STOCKHOLDERS’ MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, EXCEPT SUCH DISCRETIONARY AUTHORITY TO VOTE SHALL BE LIMITED TO MATTERS OF WHICH THE COMPANY DID NOT HAVE NOTICE A REASONABLE TIME BEFORE MAILING OF THE PROXY STATEMENT AND THIS PROXY.

      ANY PROXY GIVEN PURSUANT TO THIS SOLICITATION MAY BE REVOKED BY THE PERSON GIVING IT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING. PROXIES MAY BE REVOKED BY DELIVERING TO THE SECRETARY OF THE COMPANY, CHARLES A. HENTHORN, ONE CEDAR STREET, DRAWER 457, RONCEVERTE, WEST VIRGINIA 24970, A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY, BY DULY EXECUTING AND DELIVERING TO THE SECRETARY A SUBSEQUENTLY DATED PROXY RELATING TO THE SAME SHARES OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF A PROXY).

      THIS PROXY WILL BE VOTED AS MARKED. SIGNED BUT UNMARKED PROXIES WILL BE VOTED IN FAVOR OF THE PROPOSALS.

     The undersigned acknowledges receipt of the NOTICE OF STOCKHOLDERS’ MEETING to be held December __, 2003 and the PROXY STATEMENT dated November __, 2003 and hereby revokes all Proxies heretofore given by the undersigned.

Dated: ___________________, 2003

Number of Shares	Signature Signature (If Held Jointly) Title or Authority (If Applicable)

SIGNATURE OF STOCKHOLDER(S) SHOULD CORRESPOND WITH THE NAME IN WHICH SHARES ARE REGISTERED. JOINT HOLDERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY-IN-FACT, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN, PARTNER, OR DULY AUTHORIZED OFFICER, PLEASE GIVE TITLE OR AUTHORITY AND ATTACH AUTHORIZATION DOCUMENTS.